Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,

a Delaware corporation;

WHITE & SHADOW, INC.,

a California corporation; and

SYS,

a California corporation

Dated as of February 20, 2008

i

EXHIBITS

Page

EXHIBIT A	Certain Definitions

EXHIBIT B	Form of Company Voting Undertaking

EXHIBIT C	Form of Parent Voting Undertaking

EXHIBIT D	Articles of Incorporation

EXHIBIT E	Agreement of Merger

EXHIBIT F	Form of Letter of Transmittal from Parent Exchange Agent

EXHIBIT G	Employment Agreement for Key Employees

Schedule A	List of Signatories for Company Voting Undertakings

Schedule B	List of Signatories for Parent Voting Undertakings

Schedule 6.2(c)	Key Employees

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of February 20, 2008, by and among:  KRATOS DEFENSE & SECURITY SOLUTIONS, INC, a Delaware corporation (“Parent”); WHITE SHADOW, INC., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and SYS, a California corporation (the “Company”).  Capitalized terms used in this Agreement are defined in EXHIBIT A.

RECITALS

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement, Delaware Law and California Law (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.            The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and shareholders that Merger Sub and the Company consummate the Merger provided for herein.

C.            For U.S. federal income tax purposes, the parties intend that the Merger will qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

D.            Concurrent with the execution of this Agreement and as a condition to and inducement of Parent’s willingness to enter into this Agreement, the executive officers and certain directors of the Company set forth on Schedule A are entering into voting undertakings in substantially the form attached as EXHIBIT B (the “Company Voting Undertakings”).

E.             Concurrent with the execution of this Agreement and as a condition to and inducement of the Company’s willingness to enter into this Agreement, the directors and executive officers of Parent set forth on Schedule B are entering into voting undertakings in substantially the form attached as EXHIBIT C (the “Parent Voting Undertakings,” and, with the Company Voting Undertakings, the “Voting Undertakings”).

F.             The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

G.            Parent, Merger Sub and the Company desire to make certain  representations and warranties and other agreements in connection with the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1          DESCRIPTION OF TRANSACTION.

1.1          Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, the Agreement of Merger (the “Merger Agreement”) attached hereto as EXHIBIT D and the applicable provisions of Delaware Law and California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  Following the Effective Time, the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement, the Merger Agreement and in the applicable provisions of Delaware Law and California law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3          Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper US LLP, 4365 Executive Drive, San Diego, CA 92121, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).  Subject to the provisions of this Agreement, the Merger Agreement shall be duly executed by the Company and Merger Sub and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of California (the “California Secretary of State”).  The Merger shall become effective upon the later of:  (a) the date and time of the filing of the Agreement of Merger with the California Secretary of State, or (b) such later date and time as may be specified in the Merger Agreement.  The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4          Articles of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

1.4(a)       the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit E;

1.4(b)       the Bylaws of the Surviving Corporation shall be the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended; and

1.4(c)       the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time.

1.5          Conversion of Shares.

1.5(a)       At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

(i)            any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)           any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)         except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive 1.2582 shares of Parent Common Stock;

(iv)          each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

The fraction determined by the number of shares of Parent Common Stock to be issued for each share of Company Common Stock as specified in Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.”

1.5(b)       If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

1.5(c)       No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average closing price of Parent Common Stock during the three trading days immediately preceding the Closing Date.

1.5(d)       Prior to the Effective Time, Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock adequate for the purpose of issuing its shares to the shareholders of the Company in accordance with this Agreement and the Company Warrants.

1.6          Closing of the Company’s Transfer Books.  At the Effective Time:  (a) all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7          Exchange of Certificates.

1.7(a)       On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”).  Promptly after the Effective Time, but in no event later than two business days thereafter, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c).  The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

1.7(b)       As soon as reasonably practicable after the Effective Time but in any event not later than five business days after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in the form attached hereto as Exhibit F, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock.  Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate or evidence of shares in book entry form representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

1.7(c)       No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property laws, escheat laws or similar laws, to receive all such dividends and distributions, without interest).

1.7(d)       Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

1.7(e)       Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and paid over to the proper Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.7(f)        Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8          Treatment of Company Options and Other Equity-Based Awards.

1.8(a)       At the Effective Time each option granted (or previously assumed) by the Company to purchase shares of Company Common Stock (each a “Company Option”), which is outstanding and unexercised immediately prior to the Effective Time (each an “Outstanding Company Option”), other than the Company Warrants, shall cease to represent a right to acquire shares of Company Common Stock and shall be terminated.  Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 1.8(a), including without limitation acceleration of the vesting of Outstanding Company Options in accordance with their terms.

1.8(b)       Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company’s Employee Stock Purchase Plan (the “ESPP”)) that are necessary to (i) cause the ending date of the then current purchase period under the ESPP to occur on or before the last trading day prior to the Effective Time (the “Final Purchase Date”), (ii) cause all then existing offerings under the ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the ESPP effective as of the Final Purchase Date.  On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP, which shares shall be treated in the manner described in Section 1.5.

1.8(c)       No Company Options, or any other equity compensation plans of the Company, including plan documents governing options or any other equity-based award which may have been assumed as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”) will continue after the Effective time or be assumed or continued by Parent or the Surviving Corporation; provided that Company Warrants will continue to be in effect pursuant to their terms.

1.9          Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1          Organization and Good Standing.

2.1(a)       The Acquired Corporations are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Acquired Corporation Contracts.  Each of the

Acquired Corporations is duly qualified to do business as a foreign corporation or other Entity and is in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

2.1(b)       Part 2.1(b) of the Company Disclosure Schedule lists, as of the date hereof, all Acquired Corporations and indicates as to each the type of Entity, its jurisdiction of organization and, except in the case of the Company, its shareholders or other equity holders.  Part 2.1(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the certificate or articles of incorporation, bylaws and other organizational documents (collectively, the “Organizational Documents”) of each of the Acquired Corporations, as currently in effect.  For the purposes of this Agreement, the phrase “made available” when used in connection with either party shall constitute the production by that party of such document(s) in an electronic dataroom for purposes of review by the other party and its legal counsel and advisors in connection with the negotiation of this Agreement.

2.1(c)       The Company has made available to Parent copies of, the charters of each committee of the Company’s Board of Directors (the “Company Board”) and any code of conduct or similar policy adopted by the Company.

2.2          Authority; No Conflict.

2.2(a)       The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the transactions contemplated by the Company Voting Undertakings, the “Contemplated Transactions”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the Required Company Shareholder Vote and the filing of appropriate merger documents as required by Delaware Law and California Law).  The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to the shareholders of the Company that they vote in favor of the adoption of this Agreement in accordance with Delaware Law and California Law.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.2(b)       Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief (other than dissenter’s rights) under, any Legal Requirement or any order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations or to which any Acquired Corporation is a party or by which any Acquired Corporation or its assets are bound; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Acquired Corporation Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations.

2.2(c)       The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except for (i) (A) applicable requirements, if any, of the Exchange Act, the Securities Act, the American Stock Exchange and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the HSR Act, (C) the filing of the Certificate of Merger as required by Delaware Law and California Law and (D) any applicable non-United States competition, antitrust and investment laws, and (ii) such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

2.3          Capitalization.  The authorized capital stock of the Company consists of 48,000,000 shares of Company Common Stock, 2,000,000 shares of Company Preference Stock, and 250,000 shares of Company Preferred Stock.  As of the date hereof, (a) 19,722,108 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (b) 2,140,200 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options or the exercise, settlement or conversion of any other equity-based awards outstanding under the Company Stock Plans, (c) 1,554,900 shares of Company Common Stock are reserved for issuance and available for the future grant of equity-based awards under the Company Stock Plans, (d) 508,401 shares of Company Common Stock are reserved for issuance upon the exercise of the Company Warrants, (e) 1,118,261 shares of Company Common Stock are reserved for issuance under the ESPP, (f) 868,000 shares of Company Common Stock reserved for issuance upon the conversion of the outstanding convertible debt of the Company, and (g) 877,406 shares of Company Common Stock reserved for issuance under the Company’s 401(k) Plan.  Except as described above, there are not any bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth in this Section 2.3, as of the date hereof no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof and before the Effective Time other than upon exercise of the Company Options or the exercise, settlement or conversion of any other equity-based awards under the Company Stock Plans outstanding as of the date hereof, the exercise of Company Warrants, the conversion of outstanding convertible debt of the Company, or issuances under the ESPP or the Company 401(k) Plan.  Except as set forth in this Section 2.3, as of the date hereof, there are no Options relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into, or exercisable or exchangeable for, equity interests in, the Company or any of its Subsidiaries.  Since December 28, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock or Options in respect thereof except upon the exercise of the Company Options, the exercise, settlement or conversion of any other equity-based awards, or issuances under the ESPP or the Company 401(k) Plan referred to above.  All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.  None of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person.  Each outstanding share of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or one of its Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances.  None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement.  None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business.  None of the Acquired Corporations is a general partner of any general or limited partnership.  Each Company Option or other right to acquire Company Common Stock or other equity of the Company has at all times since July 1, 2004 been properly accounted for in accordance with GAAP in the Company’s audited financial statements.

2.4          SEC Reports.

2.4(a)       The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC since July 1, 2004.  Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, the Company has made available to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof:  (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after July 1, 2004, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i), (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents (other than drafts of such materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 2.4) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two business days prior to the date of this Agreement, the “Filed Company SEC Reports,” (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”), and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Company Certifications”), and (vii) all comment letters received by the Company from the staff of the SEC since July 1, 2004 and all responses to such comment letters by or on behalf of the Company.  No Subsidiary of the Company is, or since July 1, 2004 has been, required to file any form, report, registration statement or other document with the SEC.  As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC.

2.4(b)       Each of the Company SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.4(c)       The Company Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder, and the statements contained in the Company Certifications were true and correct as of the date of the filing thereof.

2.4(d)       The Acquired Corporations have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

2.4(e)       The Company is, and since January 1, 2005 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the American Stock Exchange, and (ii) the applicable provisions of SOX.  The Company has made available to Parent true, correct and complete copies of (i) all correspondence between the Acquired Corporations and the SEC since July 1, 2004 and (ii) all correspondence between the Acquired Corporations and the American Stock Exchange since January 1, 2005.

2.4(f)        The Acquired Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since December 28, 2007, (a) there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting, and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to the Company’s outside auditors and the audit committee of the Company Board.

2.5          Financial Statements.

2.5(a)       Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Reports complied with the rules and regulations of the SEC (including Regulation
S-X) as of the date of the filing of such reports, was prepared in accordance with GAAP, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K, would not differ materially from the notes to the financial statements included in such Annual Report) (the consolidated balance sheet included in such Annual Report, the “Company Balance Sheet”), and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Acquired Corporations, taken as a whole).  The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than the Subsidiaries of the Company are, or, since July 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Company.

2.5(b)       Part 2.5(b) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, the documents creating or governing all of the Company’s Off-Balance Sheet Arrangements.

2.6          Property.  The Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of all Encumbrances except (A) the lien of the Company’s principal lender, (B) Permitted Encumbrances and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations in which such properties are used, in either case in such a manner as to have a Material Adverse Effect on the Acquired Corporations, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, other than defaults that would not have a Material Adverse Effect on the Acquired Corporations.  For the avoidance of doubt, the representations and warranties set forth in this Section 2.6 do not apply to Proprietary Rights, which matters are specifically addressed in Section 2.8.

2.7          Real Property; Equipment; Leasehold.  All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.  None of the Acquired Corporations own any material real property or any material interest in real property.  Part 2.7 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations’ material real property leases.

2.8          Proprietary Rights.

2.8(a)       Part 2.8(a) of the Company Disclosure Schedule lists the following with respect to Proprietary Rights of each Acquired Corporation:

(i)            Part 2.8(a)(i)(A) lists all of the Patents and Patent Applications owned by any of the Acquired Corporations and relating to any Acquired Corporation Product, setting forth in each case the applicable jurisdiction.  Part 2.8(a)(i)(B) lists all of the Patents and Patent Applications relating to any Acquired Corporation Product in which, any of the Acquired Corporations has any right, title or interest (including, without limitation, any interest acquired through a license, other right to use or any covenant not to sue/assert or other immunity from suit granted to any Acquired Corporation) other than those owned by the Acquired Corporations, and excluding nonexclusive licenses for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions, setting forth in each case the applicable jurisdiction and the nature of the right, title or interest held by any of the Acquired Corporations.  As used in this Section 2.8, “Knowledge” or “knowledge” as it relates to an Acquired Corporation Product acquired by the Acquired Corporations from a third-party shall limited to the actual knowledge either: (i) acquired from materials and information provided during due diligence undertaken during the acquisition; or (ii) acquired since acquisition of the applicable Acquired Corporation Product.  As used in this Section 2.8 and in Section 2.16, the phrase “related to” (and any substantially similar phrase (e.g., “relating to”)) shall mean that absent the ownership of or a license to such Proprietary Right, the using, making, selling, offering for sale, marketing, importing, reproducing, modifying or distributing the Acquired Corporation Product would infringe or misappropriate such Proprietary Right.

(ii)           Part 2.8(a)(ii)(A) lists all of the Registered Trademarks owned by any of the Acquired Corporations and relating to any Acquired Corporation Product, setting forth in each case the applicable jurisdiction.  Part 2.8(a)(ii)(B) lists all of the Registered Trademarks relating to any Acquired Corporation Product in which, to the Knowledge of the Company, any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), setting forth in each case the applicable jurisdiction and the nature of the right, title or interest held by any of the Acquired Corporations.

(iii)         Part 2.8(a)(iii)(A) lists all of the Registered Copyrights and applications for copyright registration owned by any of the Acquired Corporations and relating to any Acquired Corporation Product, setting forth in each case the applicable jurisdiction.  Part 2.8(a)(iii)(B) lists all of the Registered Copyrights relating to any Acquired Corporation Product in which, to the Knowledge of the Company, any of the Acquired Corporations has any right, title or interest, other than those owned by the Acquired Corporations (including, without limitation, any interest acquired through a license or other right to use), and excluding nonexclusive licenses for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions, setting forth in each case the applicable jurisdiction.

2.8(b)    The Acquired Corporations are the sole and exclusive owners of and have good and valid title to all of the Acquired Corporation Proprietary Rights identified in Parts 2.8(a)(i)(A), 2.8(a)(ii)(A) and 2.8(a)(iii)(A) of the Company Disclosure Schedule and all Trade Secrets owned by any Acquired Corporation and relating to any Acquired Corporation Product, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporations and (iii) general or blanket liens identified elsewhere in the Company Disclosure Schedule.  To the Knowledge of the Company, the Acquired Corporations have the rights set forth in the Company Disclosure Schedule to exploit the Proprietary Rights identified in Parts 2.8(a)(i)(B), 2.8(a)(ii)(B), and 2.8(c)(iii)(B) of the Company Disclosure Schedule and all Trade Secrets used by any Acquired Corporation and relating to any Acquired Corporation Product, other than those owned by the Acquired Corporations (including without limitation interest acquired through a license or other right to use).  With respect to any Proprietary Rights licensed from a third party, to the Knowledge of the Company, no third party that has licensed Proprietary Rights to any Acquired Corporation has any ownership or license rights to improvements or derivative works to such Proprietary Rights made by or on behalf of such Acquired Corporation.  The Acquired Corporation Proprietary Rights identified in Part 2.8(a), together with the Trade Secrets used by any Acquired Corporation and relating to any Acquired Corporation Product, constitutes, to the Knowledge of the Company all Proprietary Rights used or currently proposed to be used in the business of any of the Acquired Corporations relating to any Acquired Corporation Technology or to any Acquired Corporation Product as such business was conducted prior to or on the date of this Agreement.

2.8(c)       Part 2.8(c) lists all Company Material Contracts relating to any Acquired Corporation Proprietary Rights and any Acquired Corporation Technology, as follows:

(i)            Part 2.8(c)(i) lists Contracts that grant, transfer or license any rights in any Acquired Corporation Proprietary Rights to any Person, provided that Part 2.8(c)(i) does not list any Acquired Corporation Contract entered into with customers in the Ordinary Course of Business which Contracts are in the form of the Acquired Corporations’ standard form agreement without material modification and copies of such standard forms have been provided to Parent or its counsel; and

(ii)           Part 2.8(c)(ii) lists Contracts, other than nonexclusive licenses for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions, that grant, transfer or license to any Acquired Corporation any rights in any Proprietary Rights or Technology relating to any Acquired Corporation Product or any Acquired Corporation Technology that are not owned by the Company.  To the Knowledge of the Company, other than as provided in the Contracts listed in Part 2.8(c)(ii), there are no royalties, fees or other amounts payable by any of the Acquired Corporations to any Person by reason of the ownership, use, sale or disposition of Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Products; and

(iii)         Except as provided for in Contracts of the types listed in Part 2.8(c)(i-ii), none of the Acquired Corporations has entered into any written or oral Contract, or other arrangement to indemnify any other person against any charge of infringement by any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or Acquired Corporation Product other than unaltered indemnification provisions contained in standard form sales or other agreements with customers, end users or distributors arising in the Ordinary Course of Business, the forms of which have been made available to Parent or its counsel.  No

Acquired Corporation is a party to any Contract limiting any Acquired Corporation’s ability to market, sell or distribute an Acquired Corporation Product in any market, field or geographical area or that restricts the use, transfer, delivery or licensing of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology; and

(iv)          Part 2.8(c)(iv) lists each Acquired Corporation Product that, to the Knowledge of the Company, contains any software that is subject to an open source license and lists the open source license applicable to such Acquired Corporation Product.  For purposes of the foregoing the term “open source license” means any software that is distributed as free software, open source software, or general public software (e.g., Linux), including without limitation software licensed or distributed under any of the following licenses:  (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License); (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.  The Acquired Corporations have complied with the terms and conditions in each such open source license Contract.

2.8(d)       Except as listed in Part 2.8(d) of the Company Disclosure Schedule,

(i)            None of the Acquired Corporations jointly owns, licenses or claims any right, title or interest with any other Person any Acquired Corporation Proprietary Rights or Acquired Corporation Technology,

(ii)           No Person has asserted or threatened a claim, against an Acquired Corporation, nor to the Knowledge of the Company are there any facts which could give rise to a claim, which would adversely affect (i) any Acquired Corporation’s ownership rights to, or rights under, any Acquired Corporation Proprietary Rights or Acquired Corporation Technology or (ii) any Contract under which any Acquired Corporation claims any right, title or interest under any Acquired Corporation Proprietary Rights or Acquired Corporation Technology;

(iii)         None of the Acquired Corporations is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting the use, transfer or licensing of any Acquired Corporation Proprietary Rights, Acquired Corporation Technology or any Acquired Corporation Products by any of the Acquired Corporations, or which adversely affects the validity, use or enforceability of any Acquired Corporation Proprietary Rights;

(iv)          To the Knowledge of the Company, no Acquired Corporation Proprietary Rights or Acquired Corporation Technology owned by an Acquired Corporation have been infringed or misappropriated by any Person.  To the Knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any Acquired Corporation Proprietary Rights or Acquired Corporation Technology; and

(v)            To the Knowledge of the Company, all Registered Copyrights, Registered Trademarks and domain names owned by any Acquired Corporation and relating to any Acquired Corporation Product (A) have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained in accordance with the legal and administrative requirements in the applicable jurisdictions, (B) have not lapsed, expired or been abandoned and (C) no opposition proceedings have been commenced related thereto.  To the Knowledge of the Company, there does not exist any fact with respect to the Trademarks owned by the Acquired Corporations that would (i) preclude the issuance of any Registered Trademarks from any trademark applications, or (ii) render any such Registered Trademarks invalid or unenforceable.  To the Knowledge of the Company, there does not exist any fact with respect to any Copyrights owned by the Acquired Corporations and relating to any Acquired Corporation Product that would (i) preclude the issuance of any Registered Copyright from any copyright applications, or (ii) render any such Copyrights invalid or unenforceable.

2.8(e)       Except as listed in Parts 2.8 (a)-(d) of the Company Disclosure Schedule,

(i)            (A)  To the Knowledge of the Company, all Patents in which any of the Acquired Corporations has any ownership interest and relating to any Acquired Corporation Product, have been prosecuted in good faith and are in good standing, (B) there are no inventorship challenges, opposition or interference proceedings relating to any such Patents, (C) to the Knowledge of the Company, all such Patents are valid and enforceable, and (D) to the Knowledge of the Company, all prosecution, maintenance and annual fees have been fully paid when due in the correct entity status amount;

(ii)           To the Knowledge of the Company, there is no material fact with respect to any Patent Application in which any of the Acquired Corporations has any ownership interest and relating to any Acquired Corporation Product that would (i) preclude the issuance of an Issued Patent from such Patent Application or (ii) render any Issued Patent issuing from such Patent Application invalid or unenforceable;

(iii)         No Person has asserted or threatened a claim against an Acquired Corporation, nor to the Knowledge of the Company are there any facts which could give rise to a claim, that any Acquired Corporation Product (or any Acquired Corporation Proprietary Right or Acquired Corporation Technology embodied in any Acquired Corporation Product) infringes or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights.  Other than: (i) the parties granting rights and identified in Part 2.8(c)(ii) or (ii) licensees for “off the shelf” software widely available through regular commercial distribution channels on standard terms and conditions, no Person has notified any Acquired Corporation that the Acquired Corporation requires a license to any of that Person’s Proprietary Rights and no Acquired Corporation has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights.

(iv)          To the knowledge of the Company, each of the Acquired Corporations has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and restrict the use of all Trade Secrets in which any of the Acquired Corporations has any right, title or interest and which relate to any Acquired Corporation Product or any Acquire Corporation Technology.

2.8(f)        The Acquired Corporations have not inserted into any Acquired Corporation Product or system, program or software module included therein, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.  To the knowledge of the Company, no Acquired Corporation Product or system, program or software module included therein, includes any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

2.8(g)       None of the Acquired Corporations are and never have been a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate an Acquired Corporation to grant or offer to any other Person any license or right to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology.

2.8(h)       To the knowledge of the Company, the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on any Acquired Corporation’s, or the Parent’s right, title or interest in or to the Acquired Corporation Proprietary Rights and/or Acquired Corporation Technology.

2.8(i)        The Acquired Corporations have provided to Parent copies of all Contracts with Governmental Bodies pursuant to which any Acquired Corporation Product or Acquired Corporation Technology was developed or created, in whole or in part, using the funding, facilities or personnel of any Governmental Body.  For such Acquired Corporation Products and the Acquired Corporation Technology, the applicable Acquired Corporation has (i) timely made all required disclosures regarding any Patents or patentable inventions resulting from or conceived during the development of any portion of such Acquired Corporation Technology or Acquired Corporation Products developed under a Contract with any Governmental Body such that the Governmental Body does not have the right to take or claim title to such Patents or patentable inventions and (ii) timely made all required disclosures (on the appropriate Governmental Body schedule) of all technical data and technical information resulting from the development of any portion of any such Acquired Corporation Technology or Acquired Corporation Products developed under any Contract with any Governmental Body in which the Governmental Body has unlimited, limited, restricted, government purpose or specifically negotiated rights.  The Acquired Corporations will provide to Parent prior to the Closing copies of any such disclosures described in (i) and (ii) above.

2.8(j)        Company Products.

(i)            To the knowledge of the Company, all Technology and all Proprietary Rights that are incorporated into or part of any Acquired Corporation Product or that are necessary for the manufacture, test, sale and use of the Acquired Corporation Products is owned or licensed by the Acquired Corporation.

(ii)           To the knowledge of the Company, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any claim against any Acquired Corporation under or based upon any other warranty relating to any Acquired Corporation Product.

(iii)         No product liability claims have been threatened, alleged or filed against any Acquired Corporation related to any Acquired Corporation Product.

2.9          No Undisclosed Liabilities.  The Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Company Balance Sheet, or (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.10        Taxes.

2.10(a)     Timely Filing of Tax Returns.  The Acquired Corporations have filed or will cause to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements for periods ending on or prior to the Closing.  All Tax Returns filed by (or that are included on a consolidated basis) any of the Acquired Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

2.10(b)     Payment of Taxes.  The Acquired Corporations have, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable by the Acquired Corporations.

2.10(c)     Withholding Taxes.  Each of the Acquired Corporations have complied (and until the Closing will comply) with all applicable laws, rules and regulations relating to the withholding of Taxes and have, within the times and in the manner prescribed by law, paid over (and until the Closing will pay over) to the proper Governmental Body all amounts required to be paid under applicable laws, rules and regulations relating to the paying over of Taxes.

2.10(d)     Audits.  To Company’s Knowledge, no Tax Return of any of the Acquired Corporations is under audit or examination by any Governmental Body, and no notice of such an audit or examination has been received by any of the Acquired Corporations and none of the Acquired Corporations has Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes.  No issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  Part 2.10(d) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the Acquired Corporations from any Governmental Body since December 31, 2004.

2.10(e)     Tax Reserves.  The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Acquired Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with generally accepted United States accounting principles.  No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Acquired Corporations for federal income tax purposes.  There exists no proposed assessment of Taxes against any of the Acquired Corporations.

2.10(f)      Tax Liens.  No Encumbrance for Taxes exists with respect to any assets or properties of any of the Acquired Corporations, nor will any such encumbrances exist at Closing except for statutory liens for Taxes not yet due.

2.10(g)     Tax Sharing Agreements.  Part 2.10(g) of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound.  No such agreements shall be modified or terminated prior to Closing without the consent of Parent.

2.10(h)     Extensions of Time for Filing Tax Returns.  None of the Acquired Corporations has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

2.10(i)      Waiver of Statutes of Limitations.  None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

2.10(j)      Powers of Attorney.  No power of attorney currently in force has been granted by any of the Acquired Corporations concerning any Taxes or Tax Return.

2.10(k)    Tax Rulings.  None of the Acquired Corporations has received or been the subject of a Tax Ruling (as defined below) or a request for Tax Ruling.

None of the Acquired Corporations has entered into a Closing Agreement (as defined below) with any Governmental Authority that would have a continuing effect after the Closing Date.  “Tax Ruling” shall mean a written ruling of a Governmental Authority relating to Taxes.  “Closing Agreement” shall mean a written and legally binding agreement with a Governmental Authority relating to Taxes.

2.10(l)      Availability of Tax Returns.  Part 2.10(l) of the Company Disclosure Schedule lists, and Company has made available to Parent complete and accurate copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods ending after December 31, 2004 and on or prior to the Closing Date.

2.10(m)    Opinions of Counsel.  Part 2.10(m) of the Company Disclosure Schedule lists, and Company has provided to Parent true and complete copies of all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which have been received by any of the Acquired Corporations with respect to Taxes.

2.10(n)     Section 481 Adjustments.  None of the Acquired Corporations is required to include in income any adjustment pursuant to Internal Revenue Code Section 481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

2.10(o)     Net Operating Loss Carryovers.  The amount of each Acquired Corporation’s net operating losses, and the dates on which they arose, are set forth in Part 2.10(o) of the Company Disclosure Schedule.

2.10(p)     Tax Credit Carryovers.  The amount of each Acquired Corporation’s tax credit carryover, and the nature of those tax credits and years in which they arose, are set forth in Part 2.10(p) of the Company Disclosure Schedule.

2.10(q)     Section 338 Election.  No election under Section 338 of the Code has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties.

2.10(r)     Intercompany Transactions.  None of the Acquired Corporations has engaged in any transactions with Affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date.

2.10(s)     Real Property Transfer Tax.  None of the Acquired Corporations owns any interest in real estate as a result of which ownership the Merger or any related transaction contemplated by this Agreement would be subject to any realty transfer Tax or similar tax.

2.10(t)      Section 162(m).  The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Acquired Corporations under any Acquired Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

2.10(u)     Section 280(G).  None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

2.10(v)     Qualification as a Reorganization.  None of the Acquired Corporations has taken any action, nor to the Company’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.10(w)    Deferred Revenue.  None of the Acquired Corporations has any material deferred or unearned income that will be reportable in a taxable period beginning after the Closing that is attributable to a transaction that occurred prior to the Closing.

2.10(x)     Tax Shelters.  None of the Acquired Corporations has participated in any transaction that is either a “listed transaction” or that the Acquired Corporation believes in good faith is a “reportable transaction” or a “transaction of interest” (all as defined in Treas. Reg. § 1.6011-4).

2.10(y)     Taxable Presence.  None of the Acquired Corporations has a permanent establishment in any country other than its country of organization or is subject to Tax in a jurisdiction outside its country of organization.

2.10(z)     Deferred Compensation.  No Acquired Corporation is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

2.10(aa)   Transfer Pricing.  All material related party transactions involving any Acquired Corporation is in compliance with applicable U.S. and foreign transfer pricing principles and is supported by a study prepared in compliance with transfer pricing documentation requirements and, to the extent applicable, Section 482 of the Code and the Treasury Regulations promulgated thereunder, as well as any comparable provisions of state, local, or foreign law, to the extent applicable.

2.10(bb)   Joint Venture.  To the Knowledge of the Company, none of the Acquired Corporations has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

2.10(cc)   USRPHC.  None of the acquired corporations has ever been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

2.10(dd)  FIN 48.  Part 2.10(dd) of the Company Disclosure Schedule lists all open or uncertain tax positions (as defined in Financial Accounting Standards Board Interpretation No. 48) taken by the Company, if any.

2.11        Employee Benefits.

2.11(a)     There has not been (i) any adoption or material amendment by any of the Acquired Corporations of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding, written or unwritten) or any employment or service agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations (collectively, “Benefit Plans”), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2006.  Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations, and all Benefit Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant or other party.

2.11(b)     For purposes of this Agreement, the following definitions apply:  “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

2.11(c)     Part 2.11(c) of the Company Disclosure Schedule includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of any of the Acquired Corporations or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, including the Benefit Plans, sponsored or maintained by any Acquired Corporation, to which any Acquired Corporation contributes or is obligated to contribute, or with respect to which an Acquired Corporation has or may have any liability (“Plans”).  Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance (or restriction on termination in the absence of a notice period), change of control and fringe benefit plans, programs or agreements.

2.11(d)     With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of:  (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, and a written description of any unwritten Plan; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable; and (vii) all discrimination tests for the three most recent plan years.  Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

2.11(e)     Part 2.11(e) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  Each Qualified Plan is so qualified, and the Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No act or omission has occurred with respect to any Qualified Plan which could increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

2.11(f)      All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

2.11(g)     The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, and each Plan has been maintained, funded, and administered in accordance with its terms.  There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code.  No prohibited transaction has occurred with respect to any Plan.

2.11(h)     Neither the Acquired Companies nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute

to), or has any liability or potential liability under (or with respect to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), (f) nonqualified deferred compensation plan as described in Code Section 409A, or (g) self-funded group health plan.

2.11(i)      All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by any Acquired Corporation at any time within the past three years have been fully satisfied.  Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without liability on the part of the Acquired Companies or any ERISA Affiliate.

2.11(j)      To the Knowledge of the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of any Acquired Corporation following the Closing.  Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

2.11(k)    No Acquired Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to any Acquired Corporation.

2.11(l)      All Plans covering foreign employees of the Acquired Corporations comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

2.11(m)    No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act.

2.11(n)     There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of any Acquired Corporation to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

2.11(o)     Part 2.11(o) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all currently outstanding  loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, or an Affiliate of any of the foregoing, other than routine travel and expense advances made to employees in the Ordinary Course of Business.  The Acquired Corporations have not, since July 1, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company, or an Affiliate of any such director or executive officer.  Part 2.11(o) of the Company Disclosure Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

2.11(p)     Each of the Acquired Corporations has complied, and are presently in material compliance with all Legal Requirements relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees.  During the three-year period prior to the date of this Agreement, none of the Acquired Corporations has been a party to any action in which any of the Acquired Corporations was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

2.11(q)     Except as described on Part 2.11(q) of the Company Disclosure Schedule, there are no retired employees, officers, managers or directors of any of the Acquired Corporations, or their dependents, receiving benefits or scheduled to receive benefits from any of the Acquired Corporations in the future.

2.12        Compliance with Legal Requirements; Governmental Authorizations.  The Acquired Corporations are, and at all times since July 1, 2004 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Acquired Corporations has received, at any time since July 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  Part 2.12 of the Company Disclosure Schedule lists, and the Company has made available to Parent copies of, all reports made by any attorney to the Company’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

2.13        Environmental Matters.  Each of the Acquired Corporations is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law.  None of the Acquired Corporations has any basis to expect, nor has any of them or, to the Company’s Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any  written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation by any of the Acquired Corporations, or failure by any of the Acquired Corporations to comply with, any Environmental Law, or of any actual or threatened material obligation by an Acquired Corporation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Corporations has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Corporations or any other Person for whose conduct any of the Acquired Corporations are or may be held legally responsible (“Acquired Corporations Hazardous Material”), or from which Acquired Corporations Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.  No underground storage tanks or underground impoundments, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, have been used by the Acquired Corporations, or, to the Company’s Knowledge, by others, at, on or under any Facilities.  To the Company’s Knowledge, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls, is present in, on or at any of the Facilities.  The Acquired Corporations have delivered to Parent true and complete copies of all material investigations, reports, studies, audits, tests, sampling results, monitoring, evaluations or analyses possessed or initiated by the Acquired Corporations pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Facilities, or to which the Acquired Companies have sent any Hazardous Material, or concerning compliance by the Acquired Corporations, or any other person for whose conduct the Acquired Corporations are legally responsible, with any Environmental Law.

2.14        Legal Proceedings.

2.14(a)     There is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

2.14(b)     To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.15        Absence of Certain Changes and Events.  From December 28, 2007, through the date of this Agreement, the Acquired Corporations have conducted their businesses only in the Ordinary Course of Business and there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on the Acquired Corporations, or:

2.15(a)     any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

2.15(b)     (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

2.15(c)     any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of Company Options or Company Warrants or the exercise, settlement or conversion of equity-based awards under the Company Stock Plans issuances under the ESPP, or issuances pursuant to the Company 401(k) Plan), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for equity-based awards described in Section 2.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

2.15(d)     any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company Stock Plans or (ii) any provision of any Contract evidencing any Company Option or other equity-based award;

2.15(e)     any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

2.15(f)      any change of the methods of accounting or accounting practices of any Acquired Corporation in any material respect;

2.15(g)     any material Tax election by any Acquired Corporation;

2.15(h)     any commencement or settlement of any Legal Proceeding by any Acquired Corporation; or

2.15(i)      any agreement or commitment to take any of the actions referred to in clauses (a) through (h) above.

2.16        Contracts; No Defaults.

2.16(a)     Part 2.16(a) of the Company Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available to Parent copies of, each Acquired Corporation Contract and other instrument or document (including any amendment to any of the foregoing)

(i)            described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii)           with any director, officer or Affiliate of the Company;

(iii)         evidencing, governing or relating to indebtedness for borrowed money,

(iv)          not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $250,000;

(v)            that in any way purports to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person, other than agreements with third parties for the purpose of pursuing business opportunities with a Governmental Body;

(vi)          relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any current or former employee or director; or pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

(vii)         (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights and/or Technology relating to any Acquired Corporation Product (except for any Contract pursuant to which (i) any Proprietary Rights is licensed to the Acquired Corporations under any third party software license generally available to the public, or (ii) any Proprietary Rights is licensed by any of the Acquired Corporations to any Person on a non exclusive basis pursuant to an unmodified standard license agreement, the form of which has been provided to Parent) or (B) of the type referred to in Section 2.8(c);

(viii)        providing for indemnification of any officer, director, employee or agent;

(ix)          (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Options or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Company Options;

(x)           incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously made available by the Company to Parent;

(xi)          relating to any currency hedging;

(xii)         imposing or containing “standstill” or similar provisions;

(xiii)       (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xiv)        requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv)          other than in the Ordinary Course of Business contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate; and

(xvi)        any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

Each of the foregoing is a “Company Material Contract.”

2.16(b)     Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

2.16(c)     (i) None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the Knowledge

of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since December 28, 2007, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

2.17        Insurance.  The Acquired Corporations are covered by valid and currently effective insurance policies issued in favor of the Company that are customary for companies of similar size and financial condition and are adequate in amount to cover all currently pending or overtly threatened claims, including without limitation any claims for breach of warranty and claims for indemnification regarding any of the Acquired Corporation’s products or services.  All such policies are in full force and effect, all premiums due thereon have been paid and the Acquired Corporations have complied with the provisions of such policies.  The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies.  The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

2.18        Labor Matters.  Except as disclosed in the Filed Company SEC Reports, (i) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; (v) no material grievance is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations; and (vi) none of the Acquired

Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.19        Government Contracting.

2.19(a)     Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, there are (i) no outstanding claims against the Company, either by any Governmental Body or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between the Company and any Governmental Body under the Contract Disputes Act or any other federal statute or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract.  Except as set forth in Part 2.19(a) of the Company Disclosure Schedule, to the Knowledge of the Company there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

2.19(b)     The Company has submitted all required provisional bid labor and indirect rates through fiscal year 2008 and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2006.  All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations.  No unallowable costs were contained therein.

2.19(c)     Except as set forth in Part 2.19(c) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any of its present employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with any Governmental Body or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Body.

2.19(d)     Except as set forth in Part 2.19(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no statement, representation or warranty made by Company in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Body in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a Material Adverse Effect on the Company.

2.19(e)     The Company, in conducting the Business as it relates to government contracts, is in material compliance with all government accounting principals and governing regulations.  No unidentified unallowable costs exist on the books and records of the Company.

2.19(f)      The Company has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency (DCMA) Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations, and there are no outstanding or unresolved matters with respect thereto.

2.19(g)     Except as set forth in Part 2.19(g) of the Company Disclosure Schedule:  (i) none of the Company’s employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to the Company; (ii) there is not pending any audit or investigation of the Company, its officers, employees or representatives nor within the last five years has there been any audit or investigation of the Company, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any government contract; and (iii) during the last five years, the Company has not made any voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a government contract.  Except as set forth in Part 2.19(g) of the Company Disclosure Schedule, the Company has not had any irregularities, misstatements or omissions arising under or relating to any government contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

2.20        Interests of Officers and Directors.  None of the officers or directors of any of the Acquired Corporations or any of their respective Affiliates (other than the Acquired Corporations) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Acquired Corporations, or in any supplier, distributor or customer of the Acquired Corporations, or any other relationship, contract, agreement, arrangement or understanding with the Acquired Corporations, except as disclosed in the Filed Company SEC Reports and except for the normal rights of a stockholder and rights under the Plans and the Company Options.

2.21        Export Control Laws; Encryption and Other Restricted Technology.  The Acquired Corporations have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  The Acquired Corporations’ business as currently conducted does not require any of the Acquired Corporations to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology.  The Acquired Corporations have not received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

2.22        Business Relationships.  To the Company’s Knowledge, the execution of this Agreement and the consummation of the Merger and the other Contemplated Transactions will not materially adversely affect the relationships of the Acquired Corporations with any material customers, distributors, licensors, designers and suppliers.  None of the Acquired Corporations has received any notification that any material distributor, reseller, original equipment manufacturer, customer, supplier, foundry or manufacturer will discontinue or materially reduce the purchase, supply or the manufacture, as the case may be, of any Acquired Corporation Products.

2.23        International Trade Matters.  The Company is, and at all times since January 1, 2002 has been, in compliance with and has not been and is not in material violation of any International Trade Law (defined below), including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same.  The Company has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law.  “International Trade Law” shall mean U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

2.24        Rights Plan.  The Company does not have any shareholder rights plan or “poison pill” in effect, including without limitation any agreement with a third party trust or fiduciary entity with respect thereto.

2.25        Opinion of Financial Advisor.  The Company’s Board of Directors has received the opinion of Imperial Capital LLC (“Imperial”) (a copy of whose engagement letter has been provided to Parent) dated February 20, 2008, to the effect that, as of such date, the Exchange Ratio in the Merger is fair to the shareholders of the Company from a financial point of view.  A copy of that opinion has been delivered to Parent, for informational purposes only.

2.26        Brokers.  No broker, finder, investment banker or other Person (other than Imperial) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation.  There are no Acquired Corporation Contracts between the Acquired Corporations and Imperial pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions other than the engagement letter described in Section 2.25.

2.27        Full Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders’ Meeting or the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent supplied by Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

2.28        Sale of Products; Performance of Services.

2.28(a)     To the Knowledge of the Company, each Acquired Corporation product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by the Company since July 1, 2004 or by any other Acquired Corporation since the later of July 1, 2004 or the date of its acquisition by the Company to any Person:

(i)            materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Legal Requirements; and

(ii)           was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Acquired Corporation Proprietary Rights or other asset (or the operation or performance thereof).

2.28(b)     To the Knowledge of the Company, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable material Legal Requirements, and the financial results of the performance of such services have been reflected in the financial statements contained in the Filed Company SEC Reports in accordance with GAAP.

2.28(c)     Since December 31, 2006, no customer or other Person has asserted or overtly threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations.

SECTION 3                               REPRESENTATIONS AND WARRANTIES OF PARENT.

Except as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company as follows:

3.1          Organization and Good Standing.

3.1(a)       Parent and each of its Subsidiaries are corporations or other Entities duly organized, validly existing, and in good standing (where such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under the Parent Contracts.  Parent and its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing (where such concept is applicable) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries.

3.1(b)       Part 3.1(b) of the Parent Disclosure Schedule lists, as of the date of this Agreement, all of Parent’s Subsidiaries and indicates as to each the type of Entity and its jurisdiction of organization.  Parent has made available to the Company copies of the Organizational Documents of Parent, as currently in effect.

3.1(c)       Parent has made available to the Company copies of the charters of each committee of Parent’s Board of Directors and any code of conduct or similar policies adopted by Parent.

3.2          Authority; No Conflict.

3.2(a)       Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  Except for the requirement, under Parent’s agreement with the NASDAQ Stock Market and the NASDAQ Stock Market’s rules incorporated by reference therein, to obtain the Required Parent Stockholder Vote, the execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing the Merger Agreement required by Delaware Law and California Law).  The Board of Directors of Parent (the Parent Board) has unanimously approved this Agreement and declared it to be advisable.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.2(b)       Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both); (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the Parent Board or the stockholders of Parent or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief (other than dissenter’s rights) under, any Legal Requirement or any order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Parent Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, or would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Parent and its Subsidiaries.

3.2(c)       The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, the NASDAQ Stock Market and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents as required by Delaware Law and California Law and (D) any applicable non-United States competition, antitrust and investment laws and (ii) for such other Consents, filings or notifications where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay the consummation of the Merger in any material respect, or otherwise prevent Parent and Merger Sub from performing their obligations under this Agreement in any material respect, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries.

3.2(d)       Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to perform its obligations hereunder and thereunder and to consummate the Merger and the Contemplated Transactions.  The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by Parent as the holder of a majority of the outstanding shares of Merger Sub Common Stock and the filing of appropriate merger documents as required by Delaware Law and California Law).  The Board of Directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with Delaware Law.  This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligations of Merger Sub, enforceable against the Merger Sub in accordance with its terms.

3.3          Capitalization.  The authorized capital stock of Parent consists of 195,000,000 shares of Parent Common Stock.  As of the date hereof, (a) 78,998,922 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 28,550 shares of Parent Common Stock are reserved for issuance pursuant to Parent RSU Awards not yet granted, (d) 2,916,250 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding Parent RSU Awards and (e) 8,324,607 shares of Parent Common Stock reserved for issuance pursuant to Parent Stock Option grants not yet granted, (g) 6,133,018 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding Parent Stock Option grants and (h) there are 5,000,000 shares of Parent Preferred Stock authorized, of which there are 3,646,363 undesignated shares, 63,637 designated as Series A shares, 90,000 designated as Series B shares, of which 10,000 shares are currently issued and outstanding, and 1,200,000 designated as Series C shares.  Except as described above, there are not any bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders of Parent may vote.  Except as set forth in the second sentence of this Section 3.3, as of the date hereof no shares of capital stock or other voting securities of Parent are issued or reserved for issuance.  Except as set forth in this Section 3.3, there are no Options relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries.  Since December 31, 2007 through the date of this Agreement, Parent has not issued any shares of its capital stock.  All shares of Parent Common Stock reserved for issuance, upon issuance on the terms and conditions of the instruments pursuant to which they are issuable, will be duly and validly issued, fully paid and nonassessable.  Neither Parent nor any of its Subsidiaries has any obligation to acquire any shares of Parent Common Stock or any capital stock of Parent’s subsidiaries or make any investment in or loan to, any other Person.  Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Encumbrances of any nature whatsoever.  None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement.  Other than pursuant to this Agreement, neither Parent nor any of its Subsidiaries owns, or has any obligation to acquire, any securities of any Person (other than Subsidiaries of Parent) or any direct or indirect equity or ownership interest in any other business.  Neither Parent nor any Subsidiary of Parent is a general partner of any general or limited partnership.  Each Parent Stock Option or other right to acquire Parent Common Stock or other equity of Parent has at all times since January 1, 2004 been properly accounted for in accordance with GAAP in Parent’s audited financial statements.

3.4          SEC Reports.

3.4(a)       Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004.  Parent has made available to the Company copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of all of the following that have been filed with the SEC prior to the date hereof, except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement:  (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning since January 1, 2005, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 3.4) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (the “Parent Certifications”), and (vii) all comment letters received by Parent from the Staff of the SEC since January 1, 2004 and all responses to such comment letters by or on behalf of Parent.  No Subsidiary of Parent is, or since January 1, 2004 has been, required to file any document with the SEC.  As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.4(b)       Each of Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.4(c)       The Parent Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, and the statements contained in Parent Certifications were true and correct as of the date of the filing thereof.

3.4(d)       Parent and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined by Rule 13a-15 or 15d-15 under the Exchange Act), and such controls and procedures are effective to ensure that (i) all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported with the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.  Parent has made available to the Company copies of all policies, manuals and other material documents promulgating, such disclosure controls and procedures.  Parent is, and since January 1, 2004 has been, in compliance with (i) the applicable listing and corporate governance rules of the NASDAQ Stock Market, and (ii) the applicable provisions of SOX.  Parent has made available to the Company true, correct and complete copies of all correspondence between Parent and the NASDAQ Stock Market and between Parent and the SEC since January 1, 2004.

3.4(e)       Parent and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Since September 29, 2007, (a) there have not been any changes in the internal control over financial reporting of Parent and its Subsidiaries that have materially affected, or are reasonably likely to materially affect, their internal control over financial reporting, and (b) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Accounting Oversight Board) have been disclosed to Parent’s outside auditors and the audit committee of Parent’s Board.

3.5          Financial Statements.

3.5(a)       The financial statements and notes contained or incorporated by reference in Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and its consolidated Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2006 (the consolidated balance sheet included in such Annual Report, the “Parent Balance Sheet”); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than Parent and its Subsidiaries are, or since January 1, 2004 have been, required by GAAP to be included in the consolidated financial statements of the Parent.

3.5(b)       Part 3.5(b) of the Parent Disclosure Schedule lists, and Parent has made available to the Company copies of, the documents creating or governing all of Parent’s Off-Balance Sheet Arrangements.

3.6          Absence of Certain Changes and Events.  From September 29, 2007 through the date of this Agreement, Parent and its Subsidiaries have conducted their business only in the Ordinary Course of Business and there has not been any Material Adverse Effect on Parent and its Subsidiaries, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on Parent and its Subsidiaries, or:

3.6(a)       any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent and its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent;

3.6(b)       (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Parent or its Subsidiaries, or (ii) any repurchase, redemption or other acquisition by Parent or its Subsidiaries of any shares of capital stock or other securities;

3.6(c)       any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Parent (except for Parent Common Stock issued upon the valid exercise, settlement or conversion of each restricted stock unit award granted (or previously assumed) by Parent representing a right to receive upon a future date or dates shares of Parent Common Stock (each a “Parent RSU Award”) or other equity-based awards under governing share-based plan documents, including plan documents governing options that have previously been assumed by Parent as a result of corporate acquisition transactions by the Company, as applicable (collectively, and in each case, the “Parent Stock Plans”), (ii) any option, warrant or right to acquire any capital stock or any other security of Parent and its Subsidiaries (except for Parent RSU Awards or other equity-based awards described in Section 3.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Parent and its Subsidiaries;

3.6(d)       any amendment or waiver of any of the rights of Parent or any Subsidiary of Parent under, or acceleration of vesting under, (i) any provision of any of the Parent Stock Plans or (ii) any provision of any Contract evidencing any other equity-based award;

3.6(e)       any amendment to any Organizational Document of Parent or any Subsidiary of Parent, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Parent or any Subsidiary of Parent;

3.6(f)        any change of the methods of accounting or accounting practices of Parent or any Subsidiary of Parent in any material respect;

3.6(g)       any agreement or commitment to take any of the actions referred to in clauses (a) through (f) above.

3.7          Operation of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has not engaged in any business activities and will have no assets, liabilities or obligations other than as contemplated by this Agreement.

3.8          Property.  Parent and its Subsidiaries (i) have good and valid title to all property material to the business of Parent and its Subsidiaries as reflected in the latest audited financial statements included in the Parent SEC Reports as being owned by Parent or acquired after the date thereof (except for property sold or otherwise disposed of in the Ordinary Course of Business since the date thereof), free and clear of any Encumbrances except (A) the lien of Parent’s principal lender, (B) Permitted Encumbrances, and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations in which such properties are used, in either case in such a manner as to have a Material Adverse Effect on Parent and its Subsidiaries and (ii) are collectively the lessee of all property material to the business of Parent and its Subsidiaries which are reflected as leased in the latest audited financial statements included in Parent SEC Reports (or on the books and records of Parent as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to the Knowledge of Parent, the lessor, other than defaults that would not have a Material Adverse Effect on Parent.  For the avoidance of doubt, the representations and warranties set forth in this Section 3.8 do not apply to Proprietary Rights, which matters are specifically addressed in Section 3.9.

3.9          Proprietary Rights.

3.9(a)       Parent and its Subsidiaries own or have a valid right to use all Proprietary Rights used or currently proposed to be used in the business of any of Parent and its Subsidiaries as conducted prior to or on the date of this Agreement, and all Proprietary Rights necessary or appropriate to make, use, offer for sale, sell or import the Parent Product(s).

3.9(b)       Claims.

(i)            No Person has asserted or threatened a claim, against Parent or its Subsidiaries, nor to the Knowledge of the Parent are there any facts which could give rise to a claim, which would adversely affect any Parent’s or its Subsidiaries’ ownership rights to, or rights under, any Parent Proprietary Rights, or any Contract or other arrangement under which Parent or its Subsidiaries claims any right, title or interest under any Parent Proprietary Rights;

(ii)           None of Parent or its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Parent Proprietary Rights by Parent or its Subsidiaries, the use, transfer or licensing of any Parent Products by Parent or its Subsidiaries, or which may adversely affect the validity, use or enforceability of any Parent Proprietary Rights;

(iii)         No Person has asserted or threatened a claim against Parent or its Subsidiaries, nor to the Knowledge of the Parent are there any facts which could give rise to a claim, that any Parent Product (or any Parent Proprietary Right embodied in any Parent Product) infringes (directly or indirectly) or misappropriates or constitutes unlawful use of any Person’s Proprietary Rights.  No Person has notified Parent or its Subsidiaries that Parent requires a license to any of that Person’s Proprietary Rights and neither Parent or its Subsidiaries has received any unsolicited written offer to license (or any other notice of) any Person’s Proprietary Rights.

3.9(c)       The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any closing condition will not contravene, conflict with or result in any limitation on Parent, or the Parent’s right, title or interest in or to the Parent Proprietary Rights.

3.9(d)       No product liability claims have been threatened, alleged or filed against Parent or its Subsidiaries related to any Parent Product.

3.10        No Undisclosed Liabilities.  Parent and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Parent Balance Sheet, or (ii) current liabilities incurred in the Ordinary Course of Business since the date of the Parent Balance Sheet that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

3.11        Taxes.

3.11(a)     Timely Filing of Tax Returns.  Parent and its Subsidiaries have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them pursuant to applicable Legal Requirements.  All Tax Returns filed by Parent and its Subsidiaries were (and as to Tax Returns not filed as of the date hereof, will be) in all material respects true, complete and correct and filed on a timely basis.

3.11(b)     Payment of Taxes.  Parent and its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until Closing, will pay within the time and manner required by law) all Taxes that are due and payable by the Parent and its Subsidiaries.

3.11(c)     Withholding Taxes.  Parent and its Subsidiaries have complied (and until Closing will comply) with all applicable laws, rules and regulations relating to the withholding of Taxes and have, within the times and in the manner prescribed by law, paid over (and until Closing will pay over) to the proper Governmental Body all amounts required to be paid under applicable laws, rules and regulations relating to the paying over of Taxes.

3.11(d)     Audits.  To the Knowledge of Parent, no Tax Return of any of the Parent or its Subsidiaries is under audit or examination by any Governmental Body, and no notice of such an audit or examination has been received by any of the Parent or its Subsidiaries and none of the Parent or its Subsidiaries has Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes.  No issues relating to Taxes were raised in writing by the relevant Governmental Body during any presently pending audit or examination, and no issues relating to Taxes were raised in writing by the relevant Governmental Body in any completed audit or examination that can reasonably be expected to recur in a later taxable period.  Part 3.11(d) of the Parent Disclosure Schedule lists, and the Parent has made available to Company copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the Parent or its Subsidiaries from any Governmental Body since December 31, 2004.

3.11(e)     Tax Reserves.  The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Parent and its Subsidiaries are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with generally accepted United States accounting principles.  No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the Parent or its Subsidiaries for federal income tax purposes.  There exists no proposed assessment of Taxes against any of the Parent or its Subsidiaries .

3.11(f)      Tax Liens.  No Encumbrance for Taxes exists with respect to any assets or properties of any of the Parent or its Subsidiaries , nor will any such encumbrances exist at Closing except for statutory liens for Taxes not yet due.

3.11(g)     Tax Sharing Agreements.  Part 3.11(g) of the Parent Disclosure Schedule lists, and Parent has made available to Company copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Body) to which any of the Parent or its Subsidiaries is a party or by which any of the Parent or its Subsidiaries is bound.  No such agreements shall be modified or terminated prior to Closing without the consent of Company.

3.11(h)     Extensions of Time for Filing Tax Returns.  None of the Parent or its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

3.11(i)      Waiver of Statutes of Limitations.  None of the Parent or its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

3.11(j)      Powers of Attorney.  No power of attorney currently in force has been granted by any of the Parent or its Subsidiaries concerning any Taxes or Tax Return.

3.11(k)    Tax Rulings.  None of the Parent or its Subsidiaries has received or been the subject of a Tax Ruling or a request for Tax Ruling.  None of the Parent or its Subsidiaries has entered into a Closing Agreement with any Governmental Authority that would have a continuing effect after the Closing Date.

3.11(l)      Availability of Tax Returns.  Part 3.11(l) of the Parent Disclosure Schedule lists, and Parent has made available, and will continue to make available, to Company complete and accurate copies of all Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Parent and its Subsidiaries, for all taxable periods ending after December 31, 2004 and on or prior to the Closing Date.

3.11(m)    Opinions of Counsel.  Part 3.11(m) of the Parent or its Subsidiaries Disclosure Schedule lists, and Parent has provided to Company true and complete copies of all memoranda and opinions of counsel, whether inside or outside counsel, and all memoranda and opinions of accountants or other tax advisors, which have been received by any of the Parent or its Subsidiaries with respect to Taxes.

3.11(n)     Section 481 Adjustments.  None of the Parent or its Subsidiaries is required to include in income any adjustment pursuant to Internal Revenue Code Section 481 by reason of a voluntary change in accounting method initiated by any of the Parent or its Subsidiaries, and the Internal Revenue Service has not proposed any such change in accounting method.

3.11(o)     Net Operating Loss Carryovers.  The amount of each Parent and its Subsidiaries’ net operating losses, and the dates on which they arose, are set forth in Part 3.11(o) of the Parent Disclosure Schedule.

3.11(p)     Tax Credit Carryovers.  The amount of tax credit carryover for each of Parent and its Subsidiaries, and the nature of those tax credits and years in which they arose, are set forth in Part 3.11(p) of the Parent Disclosure Schedule.

3.11(q)     Section 338 Election.  No election under Section 338 of the Code has been made by or with respect to any of the Parent or its Subsidiaries or any of their respective assets or properties.

3.11(r)     Intercompany Transactions.  None of the Parent or its Subsidiaries has engaged in any transactions with Affiliates which would require the recognition of income by any of the Parent or its Subsidiaries with respect to such transaction for any period ending on or after the Closing Date.

3.11(s)     Section 162(m).  The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by any of the Parent or its Subsidiaries under any program, arrangement or understanding currently in effect.

3.11(t)      Qualification as a Reorganization.  Neither Parent nor any of its Subsidiaries has taken any action, nor to the Parent’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11(u)     Deferred Revenue.  None of the Parent or its Subsidiaries has any material taxable income that will be reportable in a taxable period beginning after the Closing that is attributable to a transaction that occurred prior to the Closing.

3.11(v)     Tax Shelters.  Neither the Parent nor any of its Subsidiaries has participated in any transaction that is either a “listed transaction” or that the Parent believes in good faith is a “reportable transaction” or a “transaction of interest” (all as defined in Treas. Reg. § 1.6011-4).

3.11(w)    Deferred Compensation.  None of the Parent or its Subsidiaries is a party to any “nonqualified deferred compensation plan” subject to Section 409A of the Code that would subject any Person to tax pursuant to Section 409A of the Code based upon a good faith interpretation of all applicable regulations, notices and regulatory guidance.

3.11(x)     Transfer Pricing.  All material related party transactions involving the Parent or its Subsidiaries is in compliance with applicable U.S. and foreign transfer pricing principles and is supported by a study prepared in compliance with transfer pricing documentation requirements and, to the extent applicable, Section 482 of the Code and the Treasury Regulations promulgated thereunder, as well as any comparable provisions of state, local, or foreign law, to the extent applicable.

3.11(y)     Joint Venture.  None of the Parent or its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

3.11(z)     USRPHC.  None of the Parent or its Subsidiaries has ever been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

3.11(aa)   FIN 48.  Part 3.11(aa) of the Parent Disclosure Schedule lists all open or uncertain tax positions (as defined in Financial Accounting Standards Board Interpretation No. 48) taken by the Parent, if any.

3.11(bb)   Taxable Presence.  Neither Parent nor any Subsidiary of Parent has a permanent establishment in any country other than its country of organization or is subject to Tax in a jurisdiction outside its country of organization.

3.12        Employee Benefits.

3.12(a)     Parent has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to all of Parent’s employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of Parent or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person sponsored or maintained by Parent, to which Parent and any of its Subsidiaries contributes or is obligated to contribute, or with respect to which Parent  has or may have any liability (each, a “Parent Plan”), and each Parent Plan has been maintained, funded, and administered in accordance with its terms.  There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Parent Plan or the imposition of any Encumbrance on the assets of Parent under ERISA or the Code.  No prohibited transaction has occurred with respect to any Parent Plan.

3.12(b)     There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Parent Plan, any fiduciaries thereof with respect to their duties to any Parent Plan or the assets of any of the trusts under any Parent Plan which could reasonably be expected to result in any liability of Parent or its Subsidiaries to any Person including the Pension Benefit Guaranty Corporation, the Department of Treasury, or the Department of Labor.

3.12(c)     Part 3.12(c) of the Parent Disclosure Schedule includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of Parent or its Subsidiaries, or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, including the Benefit Plans sponsored or maintained by Parent, to which Parent contributes or is obligated to contribute, or with respect to which Parent has or may have any liability (“Parent Plans”).  Without limiting the generality of the foregoing, the term “Parent Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance (or restriction on termination in the absence of a notice period), change of control and fringe benefit plans, programs or agreements.

3.12(d)     With respect to each Parent Plan, Parent has made available to the Company a true, correct and complete copy of:  (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, and a written description of any unwritten Plan; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any, and audit reports; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent advisory, opinion, and/or determination letter from the IRS, as applicable; and (vii) all discrimination tests for the three most recent plan years.  Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

3.12(e)     Part 3.12(e) of the Parent Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”).  Each Qualified Plan is so qualified, and the Internal Revenue Service has issued a currently applicable favorable determination letter with respect to each Qualified Plan that has not been revoked, or the Plan is a prototype plan which may rely on a currently applicable opinion letter issued with respect to the Plan, and, to the Knowledge of Parent, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No act or omission has occurred with respect to any Qualified Plan which could increase the cost of any such plan or result in the imposition of any liability, lien, penalty, or tax under ERISA or the Code.

3.12(f)      All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports.

3.12(g)     Neither Parent nor any ERISA Affiliate maintains, contributes to (or has ever maintained, contributed to or been required to contribute to), or has any liability or potential liability under (or with respect to) any (a) plan or arrangement which is subject to (i) the minimum funding requirements of Code Section 412, (ii) Part 3 of Title I of ERISA, or (iii) Title IV of ERISA, (b) “multiemployer plan” (as defined in Section 3(37) of ERISA), (c) multiple employer plan, including any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), (d) voluntary employees’ beneficiary association (within the meaning of Code Section 501(c)(9)), (e) welfare benefit fund (within the meaning of Code Section 419), (f) nonqualified deferred compensation plan as described in Code Section 409A, or (g) self-funded group health plan.

3.12(h)     All liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by Parent or any of its Subsidiaries at any time within the past three years have been fully satisfied.  Each Plan can be amended, terminated or otherwise discontinued at any time in accordance with its terms without liability on the part of Parent or any ERISA Affiliate.

3.12(i)      To Parent’s Knowledge, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that could be a liability of Parent following the Closing.  Without limiting the generality of the foregoing, neither Parent nor any ERISA Affiliate of Parent has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

3.12(j)      Parent has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Parent.

3.12(k)    All Plans covering foreign employees of Parent comply with applicable local law and are fully funded and/or book reserved to the extent applicable.

3.12(l)      No labor organization or group of employees of the Parent or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding or any other labor relations tribunal or authority.  The Parent and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act.

3.12(m)    Part 3.12(m) of the Parent Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by Parent to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the Ordinary Course of Business.  Parent has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of Parent.  Part 3.12(m) of the Parent Disclosure Schedule identifies any extension of credit maintained by Parent to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

3.12(n)     The Parent and its Subsidiaries have complied, and are presently in material compliance with all Legal Requirements relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collectively bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees.  During the three-year period prior to the date of this Agreement, neither the Parent nor its Subsidiaries have been a party to any action in which the Parent or its Subsidiaries was, or is, alleged to have violated any Legal Requirement relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

3.12(o)     Except as described on Part 3.12(o) of the Parent Disclosure Schedule, there are no retired employees, officers, managers or directors of any of Parent or its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits from any of Parent or its Subsidiaries in the future.

3.13        Compliance with Legal Requirements; Governmental Authorizations.  Parent and its Subsidiaries are, and at all times since January 1, 2004 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by any of Parent or its Subsidiaries of, or a substantial failure on the part of any of Parent or its Subsidiaries to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of Parent or its Subsidiaries has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.  Part 3.13 of the Parent Disclosure Schedule lists, and Parent has made available to Parent copies of, all reports made by any attorney to Parent’s chief legal officer, chief executive officer, Company Board (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

3.14        Environmental Matters.  Each of Parent and its Subsidiaries is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law.  None of Parent or its Subsidiaries has any basis to expect, nor has any of them or, to Parent’s Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any  written order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation by any of Parent or its Subsidiaries, or failure by any of Parent or its Subsidiaries to comply with, any Environmental Law, or of any actual or threatened material obligation by Parent or its Subsidiaries to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of Parent or its Subsidiaries has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of Parent and its Subsidiaries or any other Person for whose conduct any of Parent and its Subsidiaries are or may be held legally responsible (“Parent Hazardous Material”), or from which Parent Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.  No underground storage tanks or underground impoundments, including, without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, have been used by any of the Parent and its Subsidiaries, or, to the Parent’s Knowledge, by others, at, on or under any facilities.  To the Parent’s Knowledge, no asbestos or asbestos-containing material, formaldehyde or insulating material containing urea formaldehyde, or material containing polychlorinated biphenyls, is present in, on or at any of the Parent’s facilities.  The Parent has delivered to the Acquired Corporations true and complete copies of all material investigations, reports, studies, audits, tests, sampling results, monitoring, evaluations or analyses possessed or initiated by any of the Parent and its Subsidiaries pertaining to any Hazardous Material in, on, beneath or adjacent to any of the Parent’s facilities, or to which the Parent and its Subsidiaries have sent any Hazardous Material, or concerning compliance by the Parent and its Subsidiaries, or any other person for whose conduct the Parent and its Subsidiaries are legally responsible, with any Environmental Law.

3.15        Legal Proceedings.

3.15(a)     There is no pending Legal Proceeding (i) that has been commenced by or against Parent or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries, except for such Legal Proceedings as are normally incident to the business carried on by Parent and its Subsidiaries and could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent and its Subsidiaries, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of Parent or any of its Subsidiaries pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

3.15(b)     To the Knowledge of Parent, (i) no Legal Proceeding that, if pending, would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.16        Real Property; Equipment; Leasehold.  All material items of equipment and other tangible assets owned by or leased to Parent are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Parent in the manner in which such business is currently being conducted.  Parent does not own any material real property or any material interest in real property.

3.17        Contracts; No Defaults.

3.17(a)     Part 3.17(a) of the Parent Disclosure Schedule lists as of the date hereof, and, except to the extent filed in full without redaction as an exhibit to a Parent SEC Report, Parent has made available to the Company copies of, each Parent Contract and other instrument or document (including any amendment to any of the foregoing)

(i)            described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC;

(ii)           with any director, officer or Affiliate of Parent;

(iii)         evidencing, governing or relating to indebtedness for borrowed money,

(iv)          not entered into in the Ordinary Course of Business that involves expenditures or receipts in excess of $250,000;

(v)            that in any way purports to limit the freedom of Parent or any of its Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi)          relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which Parent or any Subsidiary of Parent is or may become obligated to make any severance, termination or similar payment in excess of $100,000 to any current or former employee or director; or pursuant to which Parent or any Subsidiary of Parent is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

(vii)         relating to the acquisition, transfer, development, sharing or license of any Proprietary Rights and/or Technology (except for any Contract pursuant to which (i) any Proprietary Rights are licensed to Parent under any third party software license generally available to the public, or (ii) any Proprietary Rights are licensed by Parent to any Person on a non exclusive basis pursuant to an unmodified standard license agreement, the form of which has been provided to Parent);

(viii)        providing for indemnification of any officer, director, employee or agent;

(ix)          (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Parent or any Subsidiary of Parent with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing options or employment Contracts entered into in the Ordinary Course of Business which contemplate the issuance of Options;

(x)           incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end user licenses previously made available by Parent to the Company;

(xi)          relating to any currency hedging;

(xii)         imposing or containing “standstill” or similar provisions;

(xiii)       (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between Parent and any contractor or subcontractor to any Governmental Body);

(xiv)        requiring that Parent give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv)          contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate; and

(xvi)        any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on Parent.

Each of the foregoing is a “Parent Material Contract.”

3.17(b)     Each Parent Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.17(c)     (i) Neither Parent nor any Subsidiary of Parent has violated or breached, or committed any default under, any Contract to which it is a party, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries; and, to the Knowledge of Parent, no other Person has violated or breached, or committed any default under, any such Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries; (ii) to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any such Contract, (B) give any Person the right to declare a default or exercise any remedy under any such Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any such Contract, (D) give any Person the right to accelerate the maturity or performance of any such Contract, or (E) give any Person the right to cancel, terminate or modify any such Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries; and (iii) since September 29, 2007, neither Parent nor any Subsidiary of Parent has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any such Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries.

3.18        Insurance.  Parent and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent and its Subsidiaries are that are customary for companies of similar size and financial condition and are adequate in amount to cover all currently pending or overtly threatened claims, including without limitation any claims for breach of warranty and claims for indemnification regarding any of the Acquired Corporation’s products or services.  All such policies are in full force and effect, all premiums due thereon have been paid and Parent and its Subsidiaries have complied with the provisions of such policies.  Parent and its Subsidiaries have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by Parent or any of its Subsidiaries under or in connection with any of its extant insurance policies.  Parent has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering that there will be a cancellation or non renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Parent, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

3.19        Labor Matters.  Except as disclosed in the Parent SEC Reports, (i) neither Parent nor any Subsidiary of Parent is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) neither Parent nor any Subsidiary of Parent is the subject of any Legal Proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving Parent or any of its Subsidiaries pending or, to Parent’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries; (v) no material grievance is pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries; and (vi) neither Parent nor any Subsidiary of Parent is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

3.20        Government Contracting.

3.20(a)     Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, there are (i) no outstanding claims against Parent, either by any Governmental Body or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between Parent and any Governmental Body under the Contract Disputes Act or any other federal statute or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract.  Except as set forth in Part 3.20(a) of the Parent Disclosure Schedule, to the Knowledge of Parent there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

3.20(b)     Parent has submitted all required provisional bid labor and indirect rates through fiscal year 2008 and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2006.  All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations.  No unallowable costs were contained therein.

3.20(c)     Except as set forth in Part 3.20(c) of the Parent Disclosure Schedule, neither Parent nor, to the Knowledge of Parent, any of its present employees, consultants or agents is (or during the last five years has been) suspended or debarred from doing business with any Governmental Body or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Body.

3.20(d)     Except as set forth in Part 3.20(d) of the Parent Disclosure Schedule, to the Knowledge of Parent, no statement, representation or warranty made by Parent in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Body in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a Material Adverse Effect on Parent.

3.20(e)     Parent, in conducting its business as it relates to government contracts, is in material compliance with all government accounting principals and governing regulations.  No unidentified unallowable costs exist on the books and records of Parent.

3.20(f)      Parent has submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Management Agency (DCMA) Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations, and there are no outstanding or unresolved matters with respect thereto.

3.20(g)     Except as set forth in Part 3.20(g) of the Parent Disclosure Schedule:  (i) none of Parent’s employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to Parent; (ii) there is not pending any audit or investigation of Parent, its officers, employees or representatives nor within the last five years has there been any audit or investigation of Parent, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any government contract; and (iii) during the last five years, Parent has not made any voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to a government contract.  Except as set forth in Part 3.20(g) of the Parent Disclosure Schedule, Parent has not had any irregularities, misstatements or omissions arising under or relating to any government contract that has led or is expected to lead, either before or after the Effective Time, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

3.21        Interests of Officers and Directors.  None of the officers or directors of Parent or any of its Subsidiaries has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Parent or any of its Subsidiaries, or in any supplier, distributor or customer of the Parent, or any other relationship, contract, agreement, arrangement or understanding with Parent, except as disclosed in the Parent SEC Reports and except for the normal rights of a stockholder and rights under the employee benefit plans of Parent.

3.22        Export Control Laws; Encryption and Other Restricted Technology.  Parent and its Subsidiaries have complied with all U.S. export control Legal Requirements regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  The business of Parent and its Subsidiaries as currently conducted does not require any of them to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology.  Neither Parent nor any Subsidiary of Parent has received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

3.23        International Trade Matters.  Parent and its Subsidiaries is, and at all times since January 1, 2002 has been, in compliance with and have not been and is not in material violation of any International Trade Law, including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same.  Parent and its Subsidiaries have no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law.

3.24        Brokers.  No broker, finder, investment banker or other Person (other than Wachovia Capital Markets, LLC) (a copy of whose engagement letter has been provided to the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.25        Full Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Company or the stockholders of Parent or at the time of the Company Shareholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus.

3.26        Sale of Products; Performance of Services.

3.26(a)     To the Knowledge of Parent, each product, system, program, Proprietary Right or other asset designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by Parent or any of its Subsidiaries to any Person since January 1, 2004:

(i)            materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Legal Requirements; and

(ii)           was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Right or other asset (or the operation or performance thereof).

3.26(b)     To the Knowledge of Parent, all installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Parent or any Subsidiary of Parent were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable material Legal Requirements, and the financial results of the performance of such services have been reflected in the financial statements contained in the Parent SEC Reports, in accordance with GAAP.

3.26(c)     Since December 31, 2006, no customer or other Person has asserted or overtly threatened to assert any claim against Parent or any Subsidiary of Parent (i) under or based upon any warranty provided by or on behalf of Parent any Subsidiary of Parent, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Rights or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Parent or any Subsidiary of Parent or any services performed by Parent or any Subsidiary of Parent.

SECTION 4          CONDUCT OF BUSINESS.

4.1          Covenants of the Company.  Except as consented to in writing by Parent, which consent shall not be unreasonably withheld, or as set forth in Section 4.1 of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each of the Acquired Corporations shall carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other material obligations when due (subject to good faith disputes over such debts, Taxes or material obligations), comply in all material respects with all applicable Legal Requirements, and use commercially reasonable efforts in a manner not less diligent than past practices to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired between the date of this Agreement and the Effective Time.  Without limiting the generality of the foregoing, except as listed on Schedule 4.1 of the Company Disclosure Schedule or as otherwise permitted by or provided for in this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, none of the Acquired Corporations shall directly or indirectly, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

4.1(a)       (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except for reacquisition or repurchase upon forfeiture of unvested restricted stock pursuant to the terms of any applicable restricted stock purchase or grant agreement;

4.1(b)       except as permitted by Section 4.1(m), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities (other than upon the exercise, settlement or conversion of Company Options or other equity-based awards or rights under the Company Stock Plans or issued pursuant to the ESPP, the Company Warrants, the Company 401(k) Plan or the convertible debt of the Company, in each case as outstanding or existing on the date of this Agreement in accordance with their terms;

4.1(c)       amend its Organizational Documents, except for amendments required by any Legal Requirement or the rules and regulations of the SEC or the American Stock Exchange, or that are expressly required by this Agreement;

4.1(d)       acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Acquired Corporations, taken as a whole, except purchases of inventory, components or, subject to Section 4.1(i) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

4.1(e)       sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Acquired Corporations, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;

4.1(f)        adopt or implement any shareholder rights plan;

4.1(g)       except for agreements permitted by Section 5.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Acquired Corporations;

4.1(h)       (A) except with respect to its existing revolving line of credit and term loan, incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of December 28, 2007 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

4.1(i)        make any capital expenditures or other expenditures for the acquisition of property, plant or equipment, or any rights to any of the foregoing, in excess of $250,000 for the Acquired Corporations, taken as a whole, other than in the Ordinary Course of Business;

4.1(j)        make any changes in accounting methods, principles or practices, except as may be required by a change in GAAP or Legal Requirements or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

4.1(k)       pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 in the aggregate, other than payments, settlements, or satisfactions made in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

4.1(l)        waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which any of the Acquired Corporations is a party, except as provided in Section 5.1;

4.1(m)      modify, amend or terminate any Company Material Contracts (except for modifications, amendments or terminations in the Ordinary Course of Business of a Company Material Contract referenced in Section 2.16(a)(xiii)), or knowingly waive, release or assign any material rights or claims (including any write off or other compromise of any accounts receivable of any of the Acquired Corporations), except in the Ordinary Course of Business;

4.1(n)       (A) enter into any Company Material Contract or agreement except a Company Material Contract referenced in Section 2.16(a)(xiii) in the Ordinary Course of Business or (B)license any material Proprietary Rights and/or Technology to or from any third party other than in the Ordinary Course of Business;

4.1(o)       except in the Ordinary Course of Business or as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are not materially greater than the terms and conditions on which the employees being replaced were retained, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) who are temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 20 business days notice without severance or ongoing benefit obligations), (B) except as may be approved by the Company Board in connection with the transactions described in this Agreement, increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (other than increases not in excess of ten percent (10%) of base salary granted to non-officer employees, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options or other equity-based awards, except pursuant to their terms or as otherwise contemplated in this Agreement or as approved by the Company Board in connection with the transactions described in this Agreement, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder (other than any such removal caused by this Agreement or the Contemplated Transactions pursuant to the terms of a benefit plan, agreement or award), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

4.1(p)       make or rescind any Tax election, settle or compromise any Tax Liability or amend any Tax return;

4.1(q)       initiate any litigation against any third party, or compromise or settle any material litigation or arbitration proceeding, for an amount in excess of $250,000;

4.1(r)       open or close any facility or office;

4.1(s)       fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

4.1(t)        except with respect to any amounts disputed in good faith by the Company, fail to pay when due accounts payable and other obligations of the Acquired Corporations in the Ordinary Course of Business; or

4.1(u)       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair, delay, or prevent the satisfaction of any conditions in Section 6 hereof other than as specifically provided for in Section 4.1 or Section 5.1.

4.2          Covenants of Parent.  From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other material obligations when due (subject to good faith disputes given such debts, Taxes or material obligations), comply with all applicable material Legal Requirements, and use commercially reasonable efforts to preserve intact its business organization, assets and properties, and goodwill and relationships with third parties, and to keep available the services of its current officers and key employees to the end that its goodwill and ongoing business shall not be materially impaired between the date of this Agreement and the Effective Time.  In addition to and without limiting the generality of the foregoing, except as listed on Schedule 4.2 of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

4.2(a)       Parent shall not adopt or propose any material change in its Organizational Documents except for such amendments (A) required by any Legal Requirement or the rules and regulations of the SEC or the NASDAQ or (B) that do not have a Material Adverse Effect on Parent and would not materially restrict the operations of Parent; and Parent shall not permit its Subsidiaries to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a Material Adverse Effect on Parent and would not materially restrict the operation of any business thereof;

4.2(b)       Parent shall not, and shall not permit its Subsidiaries to, change any method of accounting or accounting principles or practices by Parent or any Subsidiary, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or GAAP, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

4.2(c)       Parent shall not, and shall not permit any of its Subsidiaries to, fail to (A) timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to filed or furnished (except those filings by Affiliates of Parent required under Section 16(a) of the Exchange Act which do not have a Material Adverse Effect on Parent), or (B) comply in all material respects with the requirements of SOX applicable to it; and

4.2(d)       Parent shall not, and shall not permit any of its Subsidiaries to, acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Parent, except purchases of inventory, components or property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business;

4.2(e)       Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, pledge, or otherwise dispose of or encumber any properties or assets of Parent or its Subsidiaries, except for the sale of inventory in the Ordinary Course of Business and transactions related thereto;

4.2(f)        Parent shall not, and shall not permit any of its Subsidiaries to, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Parent or any of its Subsidiaries;

4.2(g)       Parent shall not, and shall not permit any of its Subsidiaries, to agree or commit to do any of the foregoing or any action that would materially impair, delay, or prevent the satisfaction of any conditions in Section 6 other than as specifically provided for in Section 4.2.

4.3          Confidentiality.  The parties acknowledge that Parent and Company have previously executed a confidentiality agreement dated as of August 24, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

SECTION 5          ADDITIONAL AGREEMENTS.

5.1          No Solicitation.

5.1(a)       No Solicitation or Negotiation.  From the date of this Agreement until the Effective Time, except as set forth in this Section 5.1, none of the Acquired Corporations shall, nor shall any of their directors, officers, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”), directly or indirectly:

(i)            solicit, initiate, or knowingly or intentionally encourage or facilitate, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock, except as expressly permitted by this Section); or

(ii)           enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 5.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section).

Notwithstanding the foregoing, prior to the time that the Required Company Shareholder Vote has been obtained (the “Company Specified Time”), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to an unsolicited, bona fide written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a “Superior Proposal,” in each case that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section, and subject to compliance with Section 5.1(c), (x) furnish non-public information with respect to the Company to the Person making such Acquisition Proposal and its Representatives, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, if, in the case of either clause (x) or (y), prior to taking such action the Company enters into a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purported to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.1(a) by the Company.

5.1(b)       No Change in Recommendation or Alternative Acquisition Agreement.  Neither the Company Board nor any committee thereof shall:

(i)            except as set forth in this Section, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of the adoption of this Agreement (a “Company Adverse Recommendation Change”);

(ii)           adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; or

(iii)         authorize, cause or permit any of the Acquired Corporations to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.1(a) entered into in the circumstances referred to in Section 5.1(a)).

Notwithstanding the foregoing, at any time prior to the Company Specified Time and subject to Section 5.1(c), the Company Board may, in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 5.1, make an Adverse

Recommendation Change if the Company Board has concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Company Board to effect a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has: (A) provided to Parent five business days’ prior written notice (such notice, a “Notice of Superior Proposal”), which notice shall not be deemed to be a Company Adverse Recommendation Change, advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the then current material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal (it being understood and agreed that any material amendment to any term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), (B) during such five business day period (or three business day period, in the case of an amendment) if requested by Parent, the Company engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Acquisition Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (C) at the end of such period such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations required by clause (B) or otherwise).

Nothing in this Section 5.1 shall be deemed to (A) impermissibly circumscribe the ability of the Company Board to fulfill its fiduciary duty; (B) create an inference of Parent’s consent to the Company’s taking any action described in clauses (ii) or (iii) of the first sentence of this Section 5.1(b), or (C) except upon a termination of this Agreement pursuant to Section 7.1(i), limit the Company’s obligation to call, give notice of, convene and hold the Shareholders’ Meeting, regardless of whether the Company Board has effected a Company Adverse Recommendation Change.

5.1(c)       Notices to Parent; Additional Negotiations.  The Company shall promptly (within 24 hours) advise Parent in writing, upon the Company receiving any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, , the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal.  The Company shall not provide any information to or participate in discussions or negotiations with the Person making any Acquisition Proposal until after the Company has first notified Parent of such Acquisition Proposal as required by the preceding sentence.  The Company shall keep Parent reasonably informed in all material respects of the status of any such Acquisition Proposal and shall (i) promptly (within 24 hours) notify Parent orally and in writing if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal and shall promptly (within 24 hours) advise Parent in writing of any material change in the terms of any such Acquisition Proposal, (ii) provide to Parent as soon as practicable after receipt or delivery thereof any proposed transaction documents received from or on behalf of any third party relating to any Acquisition Proposal and (iii) if Parent shall make a counterproposal (including, without limitation, following delivery of a written notice to Parent pursuant to Section 5.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any non-public information to a third party in connection with any such Acquisition Proposal, the Company shall furnish a copy of such information to Parent (to the extent not already previously provided).  None of the Acquired Corporations shall enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

Certain Permitted Disclosure.  Nothing contained in this Section 5.1, in Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, such action would be required under applicable Legal Requirements.

5.1(d)       Cessation of Ongoing Discussions.  The Acquired Corporations shall, and shall cause their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

5.2          Joint Proxy Statement/Prospectus; Registration Statement.

5.2(a)       As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement.  Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement, or in any amendments or supplements thereto, shall cause its counsel to cooperate with the other party’s counsel in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement and shall request the cooperation of such party’s auditors in the preparation of the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement.  Each of Parent and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and each of Parent and the Company will provide the other with a reasonable opportunity to review and comment (which comments will be considered by the other party in good faith) on any amendment or supplement on the Joint Proxy Statement/Prospectus or the Form S-4 Registration Statement prior to the filing thereof with the SEC.  The Company and Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Form S-4 Registration Statement is declared effective under the Securities Act.  Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 5.2 or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4 Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 5.2(b).  Each of Parent and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2 to comply in all material respects with all Legal Requirements.

5.2(b)       If, at any time prior to the Company Specified Time or the Parent Specified Time, any information is discovered or any event occurs with respect to Parent or any of the Acquired Corporations, or any change occurs with respect to the other information included in the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus which is required to be described in an amendment of, or a supplement to, the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then (i) the party learning of such information shall notify the other parties promptly of such event, and Parent and the Company shall promptly file with the SEC any necessary amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, respectively, (ii) Parent shall use its reasonable best efforts to have such amendment or supplement cleared for mailing as soon as practicable, and, Parent and the Company shall, as required by Legal Requirements, disseminate the information contained in such amendment or supplement to holders of Company Common Stock; provided that no amendment or supplement will be filed and no such information shall be otherwise disseminated without prior consultation between Parent and the Company and providing Parent and the Company with a reasonable opportunity to review and comment on such amendment or supplement.

5.2(c)       Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws and the rules and regulations thereunder.

5.3          NASDAQ Quotation; AMEX Quotation.  Parent agrees to use commercially reasonable efforts to continue the quotation of Parent Common Stock on the NASDAQ Stock Market during the term of this Agreement.  Company agrees to use commercially reasonable efforts to continue the quotation of Company Common Stock on the American Stock Exchange during the term of this Agreement.

5.4          Access to Information.  Each of Parent and the Company shall afford to each other’s officers, employees, accountants, counsel, financial advisors, and other representatives, reasonable access (subject to Legal Requirements regarding the sharing of such information), during normal business hours, and upon reasonable prior notice, during the period from the date hereof through the Effective Time or the termination of this Agreement, to its properties, books, contracts, commitments, personnel and records in a manner commensurate with due diligence conducted by any party prior to the date hereof.  Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the parties or their respective Subsidiaries, as the case may be, or create a risk of damage or destruction to any property or assets of the parties or their respective Subsidiaries.  During such period, the Company and Parent shall furnish or make available promptly to each other (except as otherwise available on

EDGAR) (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request.  Parent and the Company, as the case may be, will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.  No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.  Notwithstanding the foregoing, Parent and the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) access to such documents or information would risk of waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (ii) access to a contract to which any of the Acquired Corporations or Parent and its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such contract.

5.5          Stockholders’ Meeting.

5.5(a)       The Company, acting through the Company Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of the Company and the rules of The American Stock Exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Form S-4 Registration Statement, the Company Shareholders’ Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 5.1(b), to the fullest extent permitted by applicable Legal Requirements, (i) the Company Board shall recommend adoption of this Agreement by the shareholders of the Company (the “Company Voting Proposal”) and include such recommendation in the Joint Proxy Statement/Prospectus, (ii) neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change and (iii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the Required Company Shareholder Vote.  Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock, as required by this Section, shall not be affected by the withdrawal, amendment or modification of the recommendation by the Company Board or committee thereof and (ii) the Company agrees that its obligations pursuant to this Section shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

5.5(b)       Parent, acting through Parent’s Board, shall take all actions in accordance with Legal Requirements, the Organizational Documents of Parent and the rules of The NASDAQ Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Form S-4 Registration Statement, the Parent Stockholders’ Meeting for the purpose of considering and voting upon the issuance of Parent Common Stock in the Merger (the “Parent Voting Proposal”).  The Parent Board shall recommend approval of the Parent Voting Proposal by the stockholders of Parent and include such recommendation in the Joint Proxy

Statement/Prospectus; neither the Parent Board nor any committee thereof shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to the Company the recommendation of the Parent Board that the Parent’s stockholders vote in favor of the Parent Voting Proposal (a “Parent Adverse Recommendation Change”); and Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Voting Proposal and shall take all other action necessary or advisable to secure the Required Parent Stockholder Vote.

5.5(c)       Without limiting the generality of the foregoing, Parent agrees that its obligation to duly call, give notice of, convene and hold a meeting of the holders of Parent Common Stock, as required by this Section, shall not be affected by a Parent Adverse Recommendation Change. Nothing contained in this Section 5.5 or otherwise contained in this Agreement shall be deemed to prohibit Parent from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, such action is required under applicable Legal Requirements.

5.5(d)       Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Shareholders Meeting and for the Parent Shareholders Meeting shall be the same.

5.5(e)       Except to the extent required by Legal Requirements, the Company shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Company Shareholders’ Meeting or (ii) postpone, delay or adjourn the Company Shareholders’ Meeting, except, in each case, after consultation with Parent, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the shareholders of the Company sufficiently in advance of the Company Shareholders’ Meeting or (B) if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Company Shareholders’ Meeting to constitute a quorum or to adopt this Agreement, in which case the Company may adjourn the Company Shareholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Company Shareholder Vote as promptly as practicable in the prevailing circumstances.  Except to the extent required by Legal Requirements, Parent shall not (i) change the date specified in the Joint Proxy Statement/Prospectus for the Parent Stockholders’ Meeting or (ii) postpone, delay or adjourn the Parent Stockholders’ Meeting, except, in each case, after consultation with the Company, (A) to the extent necessary to ensure that any amendment or supplement to the Joint Proxy Statement/Prospectus required by applicable Legal Requirements is provided to the stockholders of Parent sufficiently in advance of the Parent Stockholders’ Meeting or (B) if there are an insufficient number of shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders’ Meeting to constitute a quorum, in which case Parent may adjourn the Parent Stockholders’ Meeting and use its reasonable best efforts to obtain a quorum and/or the Required Parent Stockholder Vote as promptly as practicable in the prevailing circumstances.

5.6          Legal Conditions to the Merger.

5.6(a)       Subject to the terms hereof, including Section 5.6(b), the Company and the Parent shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Acquired Corporations or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, any foreign antitrust laws or regulations, and any related governmental request thereunder, and (C) any other Legal Requirements, and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company and the Parent shall cooperate with each other in connection with the making of all such filings (subject to Legal Requirements regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Parent shall each use all commercially reasonable efforts (subject to Legal Requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Form S-4 Registration Statement) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 5.6 shall modify or affect their respective rights and responsibilities under Section 5.6(b).

5.6(b)       Subject to the terms hereof, Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use all commercially reasonable efforts to obtain any government clearances, approvals, actions, or non-actions required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  Parent shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.  In furtherance and not in limitation of the foregoing, Company shall (i) keep Parent informed of any communication received from, or given to, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body and of any communication received from or given to any Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Company) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit Parent to review in advance any communication given by Company to, and consult with Parent in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or, in connection with any proceeding by a private party, with any other Person (other than the employees, agents, attorneys, representatives, advisors, consultants, or Affiliates of Company) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other United States or foreign Governmental Body or other Person, give Parent the opportunity to attend and participate in such meetings and conferences.

5.6(c)       Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

5.6(d)       At the request of Parent, the Acquired Corporations shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, Subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, Subsidiaries or assets, provided that any such action is conditioned upon the consummation of the Merger.

5.6(e)       Each of Parent and the Acquired Corporations shall give any notices to third parties, and use all commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that could reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, prior to or after the Effective Time.

5.7          Public Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement.  In addition each of Parent and the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure or (b) such party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

5.8          Section 368(a) Reorganization.  Parent and Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.  The parties hereto hereby adopt this Agreement as a plan of reorganization.

5.9          NASDAQ Stock Market Listing.  Parent shall, if required by the rules of The NASDAQ Stock Market, file with The NASDAQ Stock Market  a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

5.10        Shareholder Litigation.  Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without Parent’s prior written consent, which will not be unreasonably withheld or delayed.

5.11        Indemnification.

5.11(a)     From and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless each present and former director and officer of any of the Acquired Corporations (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist at the Effective Time.

5.11(b)     For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered or made available to Parent prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such Persons as the Company’s existing coverage; provided, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage.

5.11(c)     If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.11.

5.11(d)     The provisions of this Section are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.  Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section.

5.12        Employee Matters.  With respect to the employees of the Acquired Corporations who remain employed after the Effective Time by the Acquired Corporations for a period of at least 180 days following the Effective Time (the “Continuing Employees”), and to the extent permitted under the terms of Parent’s applicable benefit plans, Parent shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Acquired Corporations prior to the Effective Time as service rendered to Parent or any Affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation.  Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Acquired Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation.  Notwithstanding the foregoing, (a) any Continuing Employees who were employed with the Acquired Corporations for at least four years prior to the Effective Time will continue to accrue vacation time at the applicable rate under the Acquired Corporations vacation policy, and (b) Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans or which would duplicate benefits provided through the Acquired Corporations’ Benefit Plans.  Furthermore, nothing contained in this Section shall require or imply that the employment of the employees of the Acquired Corporations who are employed at the Effective Time will continue for any particular period of time following the Effective Time.  This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any Affiliate of Parent.

5.13        Employee Benefit Plan – 401(k) Plan.  If requested in writing by Parent, the Company shall take all action necessary to terminate, or cause to terminate, effective as of the end of the last full payroll period prior to the Closing Date, any Company Benefit Plan that is a 401(k) plan.  If Parent provides such a request to the Company, Parent shall receive from the Company evidence that the Company’s 401(k) plan has been terminated pursuant to resolutions of its Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day referred to above.

5.14        Notification of Certain Matters.  Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur causes, or would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality or that makes reference to a Material Adverse Effect to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

5.15        Exemption from Liability Under Section 16(b).

5.15(a)     The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders (as defined below) of Parent Common Stock Awards, as applicable, in exchange for shares of Company Common Stock or Outstanding Company Options pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.15(b)     The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Parent Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

5.15(c)     For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or Outstanding Company Options deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, which shall be provided by the Company to Parent within 10 business days after the date of this Agreement.

5.15(d)     For purposes of this Agreement, “Company Insiders” mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company equity securities, as listed in the Section 16 Information, and “Parent Insiders” mean those Company Insiders, if any, who after the consummation of the Merger will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent equity securities.

5.16        Tax Matters.

5.16(a)     From the date of this Agreement until the Effective Time, each of Parent and its Subsidiaries and the Acquired Corporations, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by law and properly granted by the appropriate authority, provided that each such party notifies all other parties hereto that it is availing itself of such extensions, and (ii) pay all Taxes shown due on such Tax Returns.

5.16(b)     Each party shall reasonably cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement.  From the date hereof through the Effective Time, the Acquired Corporations shall use reasonable efforts to provide Parent with any other Tax information reasonably requested by Parent.

5.17        Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

SECTION 6          CONDITIONS TO MERGER.

6.1          Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

6.1(a)       Shareholder Approval.  The Company Voting Proposal shall have been approved at the Company Shareholders’ Meeting by the Required Company Shareholder Vote and the Parent Voting Proposal shall have been approved at the Parent Stockholders’ Meeting by the applicable Required Parent Stockholder Vote.

6.1(b)       HSR Act and other Antitrust Laws.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained.

6.1(c)       Governmental Approvals.  Other than the filing of the Agreement of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Body in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which may not reasonably be expected to have a Material Adverse Effect on the Company or Parent.

6.1(d)       Registration Statement; Joint Proxy Statement/Prospectus.  The Form S-4 Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint  Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff and not concluded or withdrawn.

6.1(e)       No Injunctions.  No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

6.1(f)        Tax-Free Reorganization.  Each of Company and Parent shall have received a written opinion from its respective counsel, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code.  If the respective counsel to Parent or Company does not render such opinion, this condition will nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party.  Parent, Merger Sub and the Company shall each execute and deliver to such counsel tax representation letters requested by such counsel, and upon which such counsel can rely, in connection with such written opinions.

6.1(g)       Third Party Consents.  All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

6.1(h)       No Litigation.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that would be material to any party to this Agreement; (iii) seeking to prohibit or limit in any material respect to Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Company’s capital stock; or (iv) which would affect adversely the right of Parent or Company to own the assets or operate the business of Company.

6.2          Additional Conditions to Obligations of Parent and the Merger Sub.  The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Sub:

6.2(a)       Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct  as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) the representations and warranties of the Company set forth in Section 2.3 shall be true and correct in all material respects and (iii) as to all representations and warranties of the Company other than those set forth in Section 2.3, where the failure to be true and correct (without regard to any materiality qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on the Acquired Corporations as a whole and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

6.2(b)       Performance of Obligations of the Acquired Corporations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

6.2(c)       Employment Agreements.  Each of the employees identified on Schedule 6.2(c) hereto as “Key Employees” shall have entered into employment agreements with Parent and/or the Surviving Corporation pursuant to their execution of an offer letter on Parent’s standard form substantially in the form attached as Exhibit G hereto, immediately prior to the Effective Time which employment agreements shall be effective immediately after the Effective Time.

6.2(d)       No Restraints.  There shall not be instituted or pending any action or proceeding by any Governmental Body (i) seeking to restrain, prohibit, make illegal or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any material portion of the business of the Acquired Corporations or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Acquired Corporations or of the Parent or any of its Subsidiaries, (ii) seeking to impose limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

6.2(e)       Material Adverse Change.  There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Acquired Corporations, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.  For purposes of illustration and clarity, and without intending to impose any limitation, each of the following shall be deemed to be an event which could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations:  an indictment of an Acquired Corporation or any current officer or director of an Acquired Corporation with regard to matters involving an Acquired Corporation as could result in any of the Acquired Corporations being barred from government contracting, or the cancellation or termination of a Company Material Contract to which a U.S. federal governmental agency or state governmental agency in a party and which represents 10% or greater of the Acquired Corporations’ annual revenue forecasted for calendar year 2008 (other than as a consequence of an expiration of a Material Contract in accordance with its terms).

6.2(f)        Resignation Letters.  Company shall have delivered to Parent written resignations of all officers and directors of the Company effective as of the Effective Time.

6.3          Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

6.3(a)       Representations and Warranties.  The representations and warranties of Parent and the Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Material Adverse Effect on Parent and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(b)       Performance of Obligations of Parent and the Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

6.3(c)       No Material Adverse Change.  There shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Parent and its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.  For purposes of illustration and clarity, and without intending to impose any limitation, each of the following shall be deemed to be an event which could reasonably be expected to have a Material Adverse Effect on Parent:  an indictment of Parent or any Subsidiary of Parent or any current officer or director of Parent or any Subsidiary of Parent with regard to matters involving Parent or one of its Subsidiaries as could result in the Parent being barred from government contracting, or the cancellation or termination of a Parent Material Contract to which a U.S. federal governmental agency or state governmental agency is a party and which represents 10% or greater of Parent’s annual revenue forecasted for calendar year 2008 (other than as a consequence of an expiration of a Material Contract in accordance with its terms).

6.3(d)       NASDAQ.  The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

SECTION 7          TERMINATION AND AMENDMENT.

7.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the Company Voting Proposal by the shareholders of the Company or the sole shareholder of the Merger Sub:

7.1(a)       by mutual written consent of Parent and the Company;

7.1(b)       by either Parent or Company if the Merger shall not have been consummated by the six-month anniversary of the date of this Agreement (such date, as it may be extended in accordance with this Section 7.1(b), the “Outside Date”), which date may be extended (i) for a three-month period upon written notice of either Parent or the Company to the other party on or prior to the six-month anniversary of the date of this Agreement and (ii) for an additional three-month period upon written notice of either Parent or the Company to the other party on or prior to the expiration of the three-month period described in clause (i) above, provided (x) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or any other approval under applicable Antitrust Laws as set forth in Section 6.1(b) shall not have been obtained, in each case on or prior to the Outside Date and (y) all other conditions to the closing of the Merger set forth in Section 6 shall have been satisfied, other than those that by their nature can be satisfied only at closing; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of, or resulted in the failure of, the Merger to occur on or before the Outside Date);

7.1(c)       by either Parent or the Company if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, regulation or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

7.1(d)       by either Parent or the Company if, at the Company Shareholders’ Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Voting Proposal is taken, the Required Company Shareholder Vote in favor of the Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party seeking termination if, at such time, such party is in material breach of its obligations under this Agreement);

7.1(e)       by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have voted on the Parent Voting Proposal, and (ii) the Parent Voting Proposal shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote (provided that the right to terminate this Agreement under this Section 7.1(e)

shall not be available to any party seeking termination if, at such time, such party is in material breach of its obligations under this Agreement);

7.1(f)        by Parent, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus, or shall have made a Company Adverse Recommendation Change; (ii) the Company Board or any committee thereof shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); (iii) the Company shall have entered into any Alternative Acquisition Agreement relating to any Acquisition Proposal; (iv) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after Parent requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or any amendment to an Acquisition Proposal; or (v) the Company shall have willfully breached its obligations under Section 5.1 or Section 5.5(a).

7.1(g)       by Parent, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or 6.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of 30 days following receipt by the Company of written notice from Parent of such breach or failure to perform or the Outside Date;

7.1(h)       by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of 30 days following receipt by Parent of written notice from the Company of such breach or failure to perform from the Company or the Outside Date; or

7.1(i)        by the Company, if the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change in response to a Superior Proposal in accordance with the terms and conditions of Section 5.1(b) the Company shall have paid Parent the Termination Fee concurrently with the Company’s termination of this Agreement, and following the termination of this Agreement, the Company enters into a definitive acquisition agreement with respect to the Superior Proposal which was the subject of such Company Adverse Recommendation Change.

7.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, the Merger Sub or their respective officers, directors, stockholders, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation and (ii) the provisions of Section 4.3 (Confidentiality), Section 7.3 (Effect of Termination), Section 7.3 (Fees and Expenses) and Section 8 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this

Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

7.3          Fees and Expenses.

7.3(a)       Except as set forth in this Section, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally (i) the filing fee of Parent’s pre-merger notification report under the HSR Act and all fees and expenses incurred by Parent or the Company in seeking approvals under all other applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement and any amendments or supplements thereto.

7.3(b)       The Company shall pay Parent a termination fee equal to $2,394,000 (the “Termination Fee”) in the event of the termination of this Agreement:

(i)            by Parent pursuant to Section 7.1(f); or

(ii)           by the Company pursuant to Section 7.1(i).

7.3(c)       Any fee due under this Section 7.3(b)(i) shall be paid by wire transfer of same-day funds concurrently with the Company’s termination of this Agreement.

7.3(d)       The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  If the Company fails to promptly pay to Parent any fee due hereunder, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus 2.0% per annum, compounded quarterly, from the date such fee was required to be paid.  Payment of the fees described in this Section 7.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 7.2.

SECTION 8          MISCELLANEOUS PROVISIONS.

8.1          Amendment.  This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the shareholders of the Company or Merger Sub; provided, however, that after any such shareholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the shareholders of the Company or Merger Sub without such further approval or authorization.  This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the parties hereto.

8.2          Remedies Cumulative; Waiver.

8.2(a)       The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Legal Requirements, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.2(b)       At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement.  Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

8.3          No Survival.  None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time and only the covenants that by their terms survive the Effective Time and this Section 8 shall survive the Effective Time.

8.4          Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and Parent Disclosure Schedule  and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

8.5          Execution of Agreement; Counterparts; Electronic Signatures.

8.5(a)       This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.5(b)       The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the World Wide Web), by electronic mail via “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.5(c)       Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

8.6          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7          Consent to Jurisdiction; Venue.  In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties:  (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware.  Each of the parties hereto agrees that a final judgment in any such action or proceeding and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Legal Requirements.

8.8          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.9          Disclosure Schedules.

8.9(a)       The Company Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3 respectively.  Unless otherwise provided in the respective Disclosure Schedule, the information disclosed in any numbered or lettered “Part” shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

8.9(b)       If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Statement or Parent Disclosure Schedule (other than an exception set forth as such in the Company Disclosure Schedule or Parent Disclosure Schedule), the statements in this Agreement will control.

8.10        Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder and except as provided in Section 7.3, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11        Assignments and Successors.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent.  Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

8.12        No Third Party Rights.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 5.11 “Indemnification.”

8.13        Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company (before the Closing):

SYS

5050 Murphy Canyon Road, Suite 200

San Diego, CA  92123

Attention: Chief Executive Officer

Fax no.: (858) 715-5510

with a copy to:

Luce, Forward, Hamilton & Scripps LLP

11988 El Camino Real, Suite 200

San Diego, CA  92130

Attention: Otto Sorensen

Fax no.: (619) 232-8311

Parent and Merger Sub:

Kratos Defense & Security Solutions, Inc.

4810 Eastgate Mall

San Diego, CA  92121

Attention: President

Fax no.: (858) 812-7303

with a copy to:

DLA Piper US LLP

4365 Executive Drive, Suite 1100

San Diego, CA  92121

Attention:  Marty Lorenzo

Fax no.: (858) 638-6674

8.14        Construction; Usage.

8.14(a)     Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)         reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)            reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense of “and/or;”

(ix)          with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(x)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(xi)          any dollar thresholds set forth herein shall not be used as a benchmark for determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.

8.14(b)     Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

8.14(c)     Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.15        Enforcement of Agreement.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.  The parties acknowledge and agree that each other party hereunder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a  party hereunder could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which a party hereunder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.16        Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.17        Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[REMAINDER OF PAGE LEFT BLANK – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Eric M. DeMarco

Name: Eric M. DeMarco
Title: Chief Executive Officer, President

WHITE SHADOW, INC.

By:	/s/ Chris Caulson
Name: Chris Caulson
Title: Chief Executive Officer

SYS

By:	/s/ Clifton L. Cooke, Jr.
Name: Clifton L. Cooke, Jr.
Title: Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Corporation” means the Company or any of its Subsidiaries, and the “Acquired Corporations” means the Company and all of its Subsidiaries.

“Acquired Corporation Contract” shall mean any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Acquired Corporation Product(s)” means: (i) the Vigilys product(s); (ii) the Logic Innovations digital broadcast products; (iii) the cVideo Marathon product(s); (iv) the NeuralStar Network Management product(s); and (v) the DopplerVUE Network Management product(s).

“Acquired Corporation Proprietary Rights” shall mean any Proprietary Rights which are owned by or licensed to any of the Acquired Corporations and which relate to any Acquired Corporation Product.  For purposes of the foregoing, the phrase “which relate to” shall mean absent the ownership of or a license to such Proprietary Right, the using, making, selling, offering for sale, importing, reproducing, modifying or distributing an Acquired Corporation Product would infringe or misappropriate such Proprietary Right.

 “Acquired Corporation Source Code” shall mean any source code, or any portion, aspect or segment of any source code that forms part of or is included in any Acquired Corporation Product.

“Acquired Corporation Technology” means all Technology owned by any Acquired Corporation or used in any Acquired Corporation Product or which is necessary or required for the development, manufacturing or use of any Acquired Corporation Product.

 “Acquired Corporations Hazardous Material” has the meaning set forth in Section 2.13.

“Acquisition Proposal” shall mean  any proposal or offer, whether in one transaction or a series of related transactions, for (i) a merger, consolidation, dissolution, tender offer, exchange offer, recapitalization, share exchange, business combination or other similar transaction involving any of the Acquired Corporations, in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; (ii) the issuance by any of the Acquired Corporations of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering), (iii) the acquisition (including, without limitation, through any license or lease, other than nonexclusive licenses in the Ordinary Course of Business) in any manner, directly or indirectly, of assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of any of the Acquired Corporations, (iv) any

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tender offer or exchange offer in which any Person or “group” (as such term is defined under Section 13(d) under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Stock, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Acquired Corporations in which a  Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly shall acquire beneficial ownership of 20% or more of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; in each case other than the transactions contemplated by this Agreement.

“Acquisition Transaction” shall mean any transaction or series of transactions involving an Acquisition Proposal.

“Affiliate” shall mean a Person under the control of, controlling, or under common contact with another Person.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.1(b)(iii).

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Antitrust Order” has the meaning set forth in Section 5.6(a).

“Benefit Plans” has the meaning set forth in Section 2.11(a).

“Blue Sky Laws” has the meaning set forth in Section 2.2(c).

“California Secretary of State” has the meaning set forth in Section 0.

“Closing” has the meaning set forth in Section 0.

“Closing Agreement” has the meaning set forth in Section 2.10(k).

“Closing Date” has the meaning set forth in Section 0.

“Code” has the meaning set forth in the third paragraph of the Recitals.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.1(b)(i).

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

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“Company Board” has the meaning set forth in Section 2.1(c).

“Company Certifications” has the meaning set forth in Section 2.4(a).

“Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

“Company Insiders” has the meaning set forth in Section 5.15(d).

“Company Material Contract”  has the meaning set forth in Section 2.16(a).

“Company Option” has the meaning set forth in Section 1.8(a).

“Company SEC Reports” has the meaning set forth in Section 2.4(a).

“Company Shareholders’ Meeting” shall mean a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement.

“Company Specified Time” has the meaning set forth in Section 5.1(a).

“Company Stock Certificate” shall have the meaning set forth in Section 1.6.

“Company Stock Plans” has the meaning set forth in Section 1.8(c).

“Company Voting Proposal” has the meaning set forth in Section 5.5(a).

“Company Voting Undertakings” has the meaning set for in the fourth paragraph under Recitals.

“Company Warrants” shall mean those certain warrants to purchase Company Common Stock issued by the Company pursuant to a Securities Purchase Agreement dated as of May 27, 2005 and otherwise as referenced in the Company Disclosure Schedule.

“Confidentiality Agreement” has the meaning set forth in Section 4.3.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” has the meaning set forth in Section 2.2(a).

“Continuing Employees” has the meaning set forth in Section 5.12.

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“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” has the meaning set forth in Section 2.11(b).

“Copyrights” shall mean all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“DGCL” shall mean the Delaware General Corporation Law.

“EAR” has the meaning set forth in Section 2.21.

“EDGAR” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 0.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental, Health, and Safety Liabilities” shall refer to any cost, damages, expense, liability, obligation, or other responsibility arising from or under  Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)           any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)           fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

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(c)           financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” shall refer to any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species, or ecological amenities;

(f)            reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)           cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” has the meaning set forth in Section 2.11(b).

“ERISA Affiliate” has the meaning set forth in Section 2.11(b).

“ESPP” has the meaning set forth in Section 1.8(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

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“Exchange Ratio” has the meaning set forth in Section 1.5(a)(iv).

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

“Filed Company SEC Reports” has the meaning set forth in Section 2.4(a).

“Final Purchase Date” has the meaning set forth in Section 1.8(b).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Section 2.5 and 3.5 were prepared.

“Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Government Contract” means any contract to which the Company and any Governmental Body is a party, and any active contracts pursuant to which the Company acts as a vendor or a subcontractor for a party having a contract with a Governmental Body A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Imperial” has the meaning set forth in Section 2.22.

“Indemnification” has the meaning set forth in Section 8.12.

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“Indemnified Parties” has the meaning set forth in Section 5.11(a).

“International Trade Law” has the meaning set forth in Section 2.23.

“Issued Patents” shall mean all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“ITAR” has the meaning set forth in Section 2.21.

“Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Shareholders’ Meeting and to the Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Key Employees” has the meaning set forth in Section 6.2(c).

“Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; (b) such individual should reasonably be aware of such fact or matter; or (c) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.  The Company and Parent, respectively, will be deemed to have “Knowledge” of a particular fact or other matter if any executive officer (as such term is defined under the rules promulgated by the SEC) of the Company or Parent, respectively, has, or at any time had, Knowledge of such fact or other matter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the American Stock Exchange).

“Material Adverse Effect” shall refer to the following:

An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such event, violation, inaccuracy, circumstance or development had or would reasonably be likely to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to operate the business of the Acquired Corporations after the Closing, except to the extent that an such event,

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violation, inaccuracy, circumstance or development results directly and proximately from:  (A) changes in economic conditions in any country in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other similarly situated companies; (B) changes to the conditions affecting the industries in which the Acquired Corporations operate, except to the extent that the same disproportionately impact the Acquired Corporations as compared to other companies in the industries in which the Acquired Corporations operate; (C) changes that are primarily attributable to the announcement  of this Agreement; (D) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes shall not be excluded); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately impact any of the Acquired Corporations as compared to other companies affected by the change in Legal Requirements or GAAP.

An event, violation, inaccuracy, circumstance or development will be deemed to have a “Material Adverse Effect” on Parent if such event, violation, inaccuracy, circumstance or development had or would reasonably be likely to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to operate the Acquired Corporations after the Closing, except to the extent that an such event, violation, inaccuracy, circumstance or development results directly and proximately from:  (A) changes in economic conditions in any country in which Parent or its Subsidiaries operates, except to the extent that the same disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated companies; (B) changes to the conditions affecting the industries in which Parent or its Subsidiaries operate, except to the extent that the same disproportionately impact Parent and its Subsidiaries, taken as a whole,  as compared to other companies in the industries in which Parent and its Subsidiaries operate; (C) changes that are primarily attributable to, the announcement of this Agreement; (D) changes in the market price or trading volume of Parent Common Stock (provided that the underlying causes of such changes shall not be excluded); (E) changes in Legal Requirements or GAAP, except to the extent that the same disproportionately impact Parent and its Subsidiaries, taken as a whole, as compared to other companies affected by the change in Legal Requirements or GAAP.

“Material Contract” has the meaning set forth in Section 2.16.

“Merger” shall have the meaning set forth in the first Recital of this Agreement.

“Merger Agreement” shall have the meaning set forth in  Section 1.1.

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Notice of Superior Proposal” has the meaning set forth in Section 5.1(b).

“Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by

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industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Off-Balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have:  (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to generally accepted accounting principles; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

“Options” shall mean any options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character for the issuance of equity.

“Ordinary Course of Business” shall mean the Ordinary Course of Business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” has the meaning set forth in Section 2.1(b).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Outstanding Company Option” has the meaning set forth in Section 1.8(a).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 5.5(b)

“Parent Balance Sheet” has the meaning set forth in Section 3.5.

“Parent Board” has the meaning set forth in Section 3.2(a).

“Parent Certifications” has the meaning set forth in Section 3.4.

“Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

“Parent Contract” means any Contract:  (a) to which Parent or any of its Subsidiaries is a party; (b) by which Parent or any of its Subsidiaries or any of their assets is or may be bound or under

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which Parent or any of its Subsidiaries has or may become subject to any obligation; or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

“Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 3 and that has been delivered by Parent to the Company on the date of this Agreement and signed by the President of Parent.

“Parent Hazardous Material” has the meaning set forth in Section 3.14.

“Parent Insiders” has the meaning set forth in Section 5.15(d).

“Parent Material Contract” has the meaning set forth in Section 3.17(a).

“Parent Plan” has the meaning set forth in Section 3.12(a).

“Parent Product(s)” means each and all of the products developed or distributed by Parent and its Subsidiaries (including without limitation all software products), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of Parent and its Subsidiaries.

“Parent Proprietary Rights” shall mean any Proprietary Rights owned by or licensed to any of the Parent Corporations or otherwise used in the business of any Parent Corporation.

“Parent RSU Award” has the meaning set forth in Section 3.6(c).

“Parent SEC Reports” has the meaning set forth in Section 3.4.

“Parent  Specified Time” has the meaning set forth in Section 5.5(b).

“Parent Stock Options” shall mean options to purchase shares of Parent Common Stock.

“Parent Stock Plans” has the meaning set forth in Section 3.6(c).

“Parent Stockholders’ Meeting” shall mean a meeting of the holders of Parent Common Stock to vote on the Parent Voting Proposal.

“Parent Voting Proposal” has the meaning set forth in Section 5.5(b).

“Parent Voting Undertakings” has the meaning set forth in the fifth paragraph in Recitals.

“Part” shall mean a part or section of the Company Disclosure Schedule or Parent Disclosure Schedule.

“Patents” shall mean the Issued Patents and the Patent Applications.

“Patent Applications” shall mean all published and unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention, applications for certificates of invention and priority rights, in any country and regardless of

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formal name, including without limitation, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Permitted Encumbrances” means:  (a) statutory liens for Taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; or (e) Encumbrances imposed on the underlying fee interest in leased property.

“Person” shall mean any individual, Entity or Governmental Body.

“Plans” has the meaning set forth in Section 2.11(c).

“Proprietary Rights” shall mean any: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names, domain names, and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) protections or rights under neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances, and all other intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); (b) renewals, extensions and restorations of any of the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions, or (c) any right to use or exploit any of the foregoing.

“Qualified Plans” has the meaning set forth in Section 2.11(e).

“Registered Copyrights” shall mean all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body, including mask work and/or semiconductor topography registrations.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any applicable Governmental Body.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Shareholder Vote” shall mean the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Shareholders’ Meeting.

“Required Parent Stockholder Vote” shall mean the vote to approve the issuance of Parent Common Stock in the Merger by the holders of a majority of the shares of Parent Common Stock present (in person or by proxy) at the Parent Stockholders’ Meeting and constituting a quorum for the purpose of voting on such approval.

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“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” has the meaning set forth in Section 0.

“Section 16 Information” has the meaning set forth in Section 5.15(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SOX” has the meaning set forth in Section 2.4(a).

“Subsidiary” — an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified), made by a third party on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, after receiving advice from its financial advisor and taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement), the likelihood of consummation and all financial, regulatory, legal and other factors; provided, however, that for purposes of this definition, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Ruling” has the meaning set forth in Section 2.10(k).

“Technology” means all manufacturing and operating specifications, data processes, process technology, plans, drawings, blueprints, formulae, designs, algorithms, data, databases, data collections and compilations, models, methodologies, theories, ideas, techniques, discoveries,

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disclosures, inventions, improvements, logic, code, work of authorship and any other tangible or intangible form of technology, information or know-how.

“Termination Fee” has the meaning set forth in Section 7.3(b).

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes including fabrication process architecture and process flow, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” shall mean all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols, and (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, names or other symbols for which registrations has been obtained.

 “Voting Undertakings” has the meaning set forth in the fifth paragraph under Recitals.

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Schedule A

List of Signatories for Company Voting Undertakings

Clifton L. Cooke, Jr.

Edward M. Lake

Schedule B

List of Signatories for Parent Voting Undertakings

Scott I. Anderson

Bandel L. Carano

Eric M. DeMarco

William A. Hoglund

Scot B. Jarvis

Deanna Lund

Robin Mickle

Schedule C

Schedule 6.2(c)

Key Employees

Clifton L. Cooke, Jr.